UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

To the Stockholders of Integra LifeSciences Holdings Corporation:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

TIME	9:00 a.m. local time on Tuesday, May 20, 2014

PLACE	Integra LifeSciences Holdings Corporation Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey 08536

ITEMS OF BUSINESS	1. To elect ten directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2014.

3. To vote on a non-binding resolution to approve the compensation of our named executive officers.

4. To act upon any other matters properly coming before the Meeting or any adjournment or postponement thereof.

RECORD DATE	Holders of record of the Company’s common stock at the close of business on March 31, 2014 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the Company’s headquarters located at 311 Enterprise Drive, Plainsboro, New Jersey.

ANNUAL REPORT	The 2013 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT	In order to avoid additional soliciting expense to the Company, please MARK, SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the Meeting. If you attend the Meeting and wish to vote your shares in person, arrangements will be made for you to do so.

By order of the Board of Directors,

/s/ RICHARD D. GORELICK

Richard D. Gorelick
Corporate Vice President, General Counsel,
Administration and Secretary

Plainsboro, New Jersey

April 14, 2014

If you do not vote your shares on the Election of Directors, your brokerage firm may not vote them for you; your shares will remain unvoted.

Therefore, it is very important that you vote your shares for all proposals, including the Election of Directors (Proposal 1) and the non-binding resolution to approve the compensation of our named executive officers (Proposal 3), each of which are viewed as “non-routine” matters for which brokerage firms may not vote for you without your instructions.

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INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2014. The proxy statement and annual report to security holders are available on our internet site at

http://investor.integralife.com/financials.cfm

PURPOSE OF MEETING

We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) of proxies to be voted at the Company’s 2014 Annual Meeting of Stockholders (the “Meeting”) and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Tuesday, May 20, 2014 at the Company’s Corporate Headquarters, 315 Enterprise Drive, Plainsboro, New Jersey. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about April 14, 2014.

At the Meeting, we will ask the stockholders of the Company to consider and vote upon:

(i) the election of ten directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”);

(ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2014 (see “Proposal 2. Ratification of Independent Registered Public Accounting Firm”); and

(iii) a non-binding resolution to approve the compensation of our named executive officers (see “Proposal 3. Advisory Vote on Named Executive Officer Compensation”).

We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.

RECORD DATE

As of March 31, 2014, the record date for the Meeting, 32,581,271 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.

VOTING AND REVOCABILITY OF PROXIES

Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At our annual meeting, the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2014 fiscal year (Proposal 2). In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.

If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.

The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals 1, 2 and 3 you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Meeting to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. In addition, the Company has retained AST Phoenix Advisors to assist in the solicitation of proxies and will pay such firm a fee of $8,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of common stock.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors has nominated ten persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Peter J. Arduini, Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Ph.D., Barbara B. Hill, Lloyd W. Howell, Jr., Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, Christian S. Schade and James M. Sullivan, each of whom are currently directors of the Company.

If any nominee should be unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. Set forth below is certain information with respect to the persons nominated as directors of the Company. See “Principal Stockholders” for information regarding the security holdings of our director nominees.

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, and the Board of Directors of the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management. Mr. Arduini is 49 years old.

KEITH BRADLEY, PH.D. has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. Dr. Bradley is an adviser to RPH Capital, Canada. He previously served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Dr. Bradley is 69 years old.

RICHARD E. CARUSO, PH.D. founded the Company in 1989 and served as the Company’s Chairman from March 1992 until January 2012 and as a director since March 1992. Dr. Caruso is currently the President and a member of The Provco Group, a venture and real estate investment company, an advisor to Quaker BioVentures, a medical venture capital financial investor, a member of the Board of Directors of Diasome Pharmaceuticals, LLC, a start-up company, and an advisor to NewSpring Capital and ePlanet Ventures II, both diversified venture capital financial investors. Further, he serves as the Chief Executive Officer of Smart Personalized Medicine, LLC and Chairman and Chief Executive Officer of CeeLite Technologies, LLC. Dr. Caruso served as the Company’s Chief Executive Officer from March 1992 to December 1997 and also as the Company’s President from September 1995 to December 1997. From 1969 to 1992, Dr. Caruso was a principal of LFC Financial Corporation, a project finance company, where he was also a director and Executive Vice President. In 2006, Dr. Caruso was named the Ernst and Young National Entrepreneur of the Year for the United States. Dr. Caruso is on the Board of Susquehanna University, The Baum School of Art and the Uncommon Individual Foundation (Founder). He received a B.S. degree from Susquehanna University, an M.S.B.A. degree from Bucknell University, a Ph.D. degree from the London School of Economics, University of London (United Kingdom), and an honorary Ph.D. degree in medical engineering from Drexel University. Dr. Caruso is 70 years old.

STUART M. ESSIG, PH.D. is Integra’s Chairman of the Board of Directors. He has been our Chairman since January 2012 and a director since he joined Integra in December 1997. He also served as our Chief Executive Officer from December 1997 until January 2012. In addition, he served as our President from December 1997 until November 2010. He currently serves as Managing Director of Prettybrook Partners LLC. Before joining

Integra, Dr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a Managing Director. Dr. Essig had ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Dr. Essig has chaired Audit, Compensation and Nominating and Governance Committees and served on the boards of several NASDAQ and NYSE listed companies ranging in size from several hundred million dollars to $20 billion in market capitalization. Dr. Essig currently serves on the Board of Directors of St. Jude Medical Corporation and Owens & Minor, Inc. and as Chairman of the Board of Directors of Breg, Inc. He is a founding investor member of Tigerlabs, a Princeton-based accelerator. He is an Executive in Residence at Cardinal Partners and a Venture Partner at Wellington Partners Advisory AG, both venture capital firms and serves as a Senior Advisor to TowerBrook Capital Partners. From March 2005 until August 2008, he served on the Board of Directors of Zimmer Holdings, Inc., and from 1998 to 2002 he served on the Board of Directors of Vital Signs, Inc. Dr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED, the Advanced Medical Technology Association. Dr. Essig is also involved in several non-profit charitable organizations, including from time to time having served on the boards of such organizations. Dr. Essig received an A.B. degree, and graduated with magna cum laude honors from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and a Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. Dr. Essig is 52 years old.

BARBARA B. HILL has been a director of the Company since May 2013. Ms. Hill is currently an Operating Partner of Moelis Capital Partners, a private equity firm, where she focuses on healthcare-related investments and providing strategic operating support for its healthcare portfolio companies. She has served as an Operating Partner of Moelis Capital Partners since March 2011. From March 2006 to September 2010, Ms. Hill served as Chief Executive Officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, from August 2004 to March 2006, she served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company. In addition, from 2002 to 2003, Ms. Hill served as President and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna and the Johns Hopkins Health System. She was active with the boards or committees of the Association of Health Insurance Plans and other health insurance industry groups. Currently, she serves as a board member as well as a member of the compensation committee of St. Jude Medical Corporation, a medical device company. In addition, Ms. Hill serves as a board member and a member of the audit committee of Omega Healthcare Investors, Inc., a Maryland real estate investment trust. Ms. Hill also serves as a board member of Revera Inc., a Canadian company operating seniors’ facilities throughout Canada and the United States. Ms. Hill received B.A and M.S. degrees from the Johns Hopkins University. She is 61 years old.

LLOYD W. HOWELL, JR. has been a director of the Company since March 2013. Mr. Howell is an Executive Vice President at Booz Allen Hamilton, where he has held a variety of leadership positions since originally joining the firm in 1988 as a consultant. He currently serves as the Civilian Market Group Leader of Booz Allen Hamilton. From 2009 to 2013, he served as the Client Service Officer of the Financial Services Account in the Civil Market at Booz Allen Hamilton where he led the business in delivering the firm’s strategic, technology and analytics capabilities and service offerings to both the federal and private sectors. From April 2005 to April 2009, he served as the Strategy and Organization’s Capability Leader at Booz Allen Hamilton, a group that he has been a member of since 1995. Prior to that, from 1993 to 1995, he worked at Goldman Sachs as an Associate in their Investment Banking Division. Currently, Mr. Howell is a board member of the United Negro College Fund, Partnership for Public Service, Capital Partners for Education, Management Leadership for Tomorrow, the Committee for Economic Development and the University of Pennsylvania’s Engineering School. Mr. Howell received a B.S. in Electrical Engineering from the University of Pennsylvania and an M.B.A. from Harvard University. Mr. Howell is 47 years old.

DONALD E. MOREL, JR., PH.D. has been a director of the Company since August 2013. Dr. Morel is currently the Chief Executive Officer and Chairman of the Board of Directors of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries. Dr. Morel has served as the Chief Executive Officer of West Pharmaceutical Services, Inc. since April 2002, Chairman of the Board of Directors of West Pharmaceutical Services, Inc. since March 2003 and a director of West Pharmaceutical Services, Inc. since March 2002. In addition, he served as President of West Pharmaceutical Services, Inc. from April 2002 to June 2005. Dr. Morel served as a director of Kensey Nash Corporation, a medical device product development and manufacturing company, from March 2010 to June 2012 as well as a member of its audit and compensation committees. He serves as Chairman of the Board of Directors of the American Oncologic Hospital of the Fox Chase Cancer Center and as a member of the board of trustees of The Franklin Institute and of Lafayette College. Dr. Morel received a B.S. in Engineering from Lafayette College and an M.S. and Ph.D. in Materials Science from Cornell University. Dr. Morel is 56 years old.

RAYMOND G. MURPHY has been a director of the Company since April 2009. Between 2004 and 2008, he was Senior Vice President & Treasurer of Time Warner, Inc., responsible for all U.S. and international corporate finance, project (real estate and film) finance, cash management, foreign exchange and interest rate risk management, public debt and equity financing, real estate financing, securitization financing, banking relationships and financings, and relationships with rating agencies, as well as corporate-wide real estate activities and the property/casualty risk management program. Between 2001 and 2004, he was Vice President & Treasurer of Time Warner Inc. From 1999 until 2001, he was Senior Vice President & Treasurer of America Online, Inc. Between 1993 and 1999, he was Senior Vice President, Finance & Treasurer of Marriott International, Inc. Prior to Marriott, he held executive positions at Manor Care, Inc., Ryder System Inc. and W R Grace & Company. Since 2005, he has been a member of the Finance Committee of The Advertising Council Inc. and from 2007 until 2009, he served as Chair of such committee. Between 2004 and 2009, he served on the Board of Directors of The Advertising Council, Inc. and between 2007 and 2009, he served on its Executive Committee. He received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business. Mr. Murphy is 66 years old.

CHRISTIAN S. SCHADE has been a director of the Company since 2006. He is currently the Chief Executive Officer of Novira Therapeutics, Inc., an antiviral drug discovery company focused on first-in-class therapeutics for chronic HBV infection. Prior to joining Novira Therapeutics, Inc. in March 2014, he served as Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc. from September 2011 to July 2013. Omthera was an emerging specialty pharmaceuticals company focused on the clinical development of therapies for dyslipidemia until it was purchased by AstraZeneca Plc in July 2013. From April 2010 to September 2011, Mr. Schade served as Executive Vice President and Chief Financial Officer at NRG Energy, a NYSE listed, S&P 500 wholesale power generation company based in Princeton, NJ. While there, he was responsible for corporate financial functions, including Treasury, Accounting, Tax, Risk, Credit Management and Insurance. Prior to joining NRG, he was Senior Vice President Administration and Chief Financial Officer at Medarex Inc., a NASDAQ listed, Princeton-based biopharmaceutical company. He also helped Medarex to grow to become a leading pharmaceutical development company, raising capital through a series of public capital market and asset monetization transactions. While there, he also oversaw the manufacturing of multiple development/clinical programs and was responsible for the business development team. Before joining Medarex in 2000, Mr. Schade served as Managing Director at Merrill Lynch in London, where he was head of the European Corporate Funding Group and was responsible for certain capital markets activities of Merrill Lynch’s European corporate clients. He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co. Mr. Schade currently serves as Chair of the Board of Trustees at Princeton Academy School. Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Schade is 53 years old.

JAMES M. SULLIVAN has been a director of the Company since 1992. He is a Co-Founder of, and currently the Principal Advisor to, the Clover Investment Group. Between 1986 and April 2009, he held several positions with Marriott International, Inc. (and its predecessor, Marriott Corp.), including Vice President of Mergers and Acquisitions and Executive Vice President of Lodging Development. From 1983 to 1986, Mr. Sullivan was Chairman, President and Chief Executive Officer of Tenly Enterprises, Inc., a privately held company operating 105 restaurants. Prior to 1983, he held senior management positions with Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heublein, Inc. He also was employed as a senior auditor with Arthur Andersen & Co. and served as a director of Classic Vacation Group, Inc. until its acquisition by Expedia, Inc. in March 2002. Mr. Sullivan received a B.S. degree in Accounting from Boston College and an M.B.A. degree from the University of Connecticut. Mr. Sullivan is 70 years old.

Required Vote for Approval and Recommendation of the Board of Directors

Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.

INFORMATION CONCERNING MEETINGS, EXECUTIVE SESSIONS AND CERTAIN COMMITTEES

The Board of Directors held five regularly scheduled and two special meetings during 2013. The Company’s independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company’s directors, except for Messrs. Arduini and Essig, are independent, as defined by the applicable NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission. In making this decision with respect to Dr. Caruso, the Board of Directors considered that the Company leases certain production equipment from an entity controlled by Dr. Caruso and leases a manufacturing facility that is 50% owned by a subsidiary of Provco Industries. Provco’s stockholders are trusts whose beneficiaries include the children of Dr. Caruso. Dr. Caruso is the President of Provco. In making this determination with respect to Dr. Caruso and Mr. Moszkowski (Mr. Moszkowski resigned from the Board of Directors on August 27, 2013), the Board of Directors considered that Dr. Caruso, Dr. Essig and Mr. Henneman, our Corporate Vice President, Finance and Administration, and Chief Financial Officer, are limited partners in private equity funds managed by TowerBrook Capital Partners, LP, of which Mr. Moszkowski serves as co-chief executive officer, and concluded that such investments do not affect the independence of Dr. Caruso and Mr. Moszkowski. In making this determination with respect to Mr. Moszkowski, the Board of Directors also considered (i) that Dr. Essig serves on the Senior Advisory Board of TowerBrook Capital Partners, LP and concluded that such relationship does not affect the independence of Mr. Moszkowski, (ii) that the Company pays insurance premiums to IronShore (of which TowerBrook Investors II (one of the TowerBrook funds) has an approximately 8% interest) for insurance policies obtained through a competitive bidding process and for which Mr. Moszkowski receives no compensation, and concluded that such relationship does not affect the independence of Mr. Moszkowski and (iii) that Mr. Henneman serves and has previously served as trustee for no compensation under a Moszkowski family trust, and concluded that such relationship does not affect the independence of Mr. Moszkowski.

The Company has standing Audit, Nominating and Corporate Governance, Compensation and Finance Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors Relations” link under the heading “Corporate Governance.” During 2013, each incumbent director attended in person or by teleconference at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she served.

COMMITTEE COMPOSITION

	Audit	Nominating and Corporate Governance	Compensation	Finance

Stuart M. Essig, Ph.D.

Peter J. Arduini

Keith Bradley, Ph.D.

Richard E. Caruso, Ph.D.

Barbara B. Hill

Lloyd W. Howell, Jr.

Donald E. Morel, Jr., Ph.D.

Raymond G. Murphy

Christian S. Schade

James M. Sullivan , #

= Chairman of the Board = Chair = Member = Independent Under NASDAQ Listing Standards #=Presiding Director

Audit Committee. The members of the Audit Committee are Mr. Murphy (chair), Mr. Howell, Mr. Schade and Mr. Sullivan. The Committee met eight times in 2013. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable NASDAQ Stock Market listing standards. The Board of Directors has also determined that Mr. Murphy, Mr. Schade and Mr. Sullivan are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them is “financially sophisticated” in accordance with NASDAQ Stock Market listing standards.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Mr. Sullivan (chair), Dr. Bradley and Ms. Hill. The Committee met five times in 2013. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, the selection of nominees for election as directors at the stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable NASDAQ Stock Market listing standards.

When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of sales, marketing, finance, operations, compliance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s business, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to other new nominees. In addition, for candidates who are currently serving as directors, the Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee does not have a formal policy on diversity. However, both the Nominating and Corporate Governance Committee and the Board of Directors evaluate each individual candidate for nomination as a director in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. The Nominating and Corporate Governance Committee and the Board consider a broad range of experience and attributes for this purpose.

Messrs. Essig and Sullivan recommended the nomination of Dr. Morel for election to the Board of Directors.

The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director, provided that the nominating stockholder identifies the candidate’s principal occupation or employment, the number of shares of the Company’s common stock that such candidate beneficially owns, a description of all arrangements or understandings between the nominating stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data, qualifications and information regarding any relationships between the candidate and the Company within the past three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our Bylaws.

A stockholder’s recommendation must also set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation, the class and number of shares of the Company’s common stock that the stockholder beneficially owns and the date the stockholder acquired such shares, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our Bylaws, in its capacity as a proponent of a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary.

Compensation Committee. The members of the Compensation Committee are Dr. Bradley (chair), Ms. Hill and Dr. Morel. The Committee met nine times in 2013. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2000 Equity Incentive Plan, the Company’s 2001 Equity Incentive Plan, the Company’s 2003 Equity Incentive Plan, and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

The Compensation Committee may delegate any or all of its responsibilities, except that it shall not delegate its responsibilities regarding (i) the annual review and approval of all elements of compensation of executive officers, (ii) the management, review and approval of annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, (iii) any matters that involve executive officer compensation or (iv) any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer. The authority to grant equity to executive officers, employees who are, or could be, a “covered employee” within the meaning of Section 162(m) of the Code or employees whose grants would result in their receiving more than 5,000 shares of common stock during the previous 12 months, however, remains with the Compensation Committee. On an annual basis, the Compensation Committee establishes the aggregate number of awards that the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant a maximum of 300,000 shares of awards during the one-year period beginning May 22, 2013.

The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of his direct reports and the other executive officers. As discussed below in “Executive Compensation — Compensation Discussion and Analysis — Oversight and Authority Over Executive Compensation — Role of Chief Executive Officer and Management in Executive Compensation,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.

The Compensation Committee has established a process for considering the independence of compensation consultants, outside counsel and other advisers (other than in-house legal counsel) who serve as compensation advisers before the Compensation Committee selects or receives advice from such compensation advisers. Currently, no conflict of interest issues have been raised regarding such compensation advisers.

During 2014, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and the Say on Pay proposal, (ii) shareholder advisory matters and (iii) compensation arrangements for the Chief Executive Officer and Chief Financial Officer for 2013. During 2013, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay proposal, (ii) the design of the Company’s annual and long-term incentive plans, (iii) change in control and severance guidelines, (iv) market data for the Company’s top executive officers compensation in 2012 and (v) market data on non-employee director compensation in 2012. During 2012, the Compensation Committee of

the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis, Say on Pay proposal and the Summary of Potential Payments table in the 2012 proxy statement, (ii) compensation arrangements for the Chief Executive Officer and Chief Financial Officer for 2012, (iii) the development of a new peer group and (iv) the burn rate and overhang analysis relating to our equity incentive plans. During 2011, the Compensation Committee of the Board of Directors engaged Towers Watson to provide consulting services on (i) the Compensation Discussion and Analysis and Say on Pay proposal, as well as the Summary of Potential Payments table in the 2011 proxy statement, (ii) a review of the compensation of our then-top three executive officers, (iii) the extension of the employment agreement with Dr. Essig and (iv) the amended and restated employment agreement for Mr. Arduini.

Finance Committee. The members of the Finance Committee are Mr. Schade (chair), Mr. Howell and Mr. Murphy. The Committee was established in July 2013 and met one time in 2013. The purpose of the Finance Committee is to advise management on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives. The Board of Directors has determined that each of the members of the Finance Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

DIRECTOR QUALIFICATIONS

As indicated above under “Information Concerning Meetings, Executive Sessions and Certain Committees— Nominating and Corporate Governance Committee,” the Board of Directors has an objective, for its Board membership composition, to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment using its diversity of experience and background. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity for this purpose.

In identifying appropriate candidates to serve as directors, the Board believes that individuals with experience as chief executive officers, chief financial officers or senior executives have demonstrated leadership skills and experience to provide sound business judgment and insights to assist the Company in addressing the issues that the Company faces. In addition, the Board considers public company experience when evaluating director candidates. While the Board values experience in the medical device or life sciences industries, it also seeks to include a broad range of experiences such as academic, financial and international experience. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual could work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.

Mr. Arduini has served as our President and Chief Executive Officer and as a director since January 2012. He joined the Company in November 2010 as President and Chief Operating Officer. Before joining the Company, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. The Board greatly values his significant experience and knowledge of the medical device and life sciences industries with a public company, leadership skills, operating skills, international and human resources experience and business acumen.

Dr. Bradley has been a director of the Company since 1992. He has experience as a director of Highway Insurance plc, a company listed on the London Stock Exchange, as well as a consultant to a number of business, government and international organizations and significant international academic experience and outside board and chair experience. Dr. Bradley’s experience and knowledge of the Company, his international business, accounting and executive compensation experience, consulting and teaching background in management and management strategy, as well as outside board experience, enable him to make significant contributions to the Board.

Dr. Caruso founded the Company in 1989 and served as a director since March 1992 and as the Company’s Chairman of the Board of Directors from March 1992 until January 2012. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. He currently is the President and a member of The Provco Group, a venture and real estate investment company, and is an advisor to several funds that invest in life sciences companies. The Board believes that it benefits greatly by having a director with significant experience and knowledge of the Company and the medical device and life sciences industries, leadership and risk management skills, product and business development expertise, financing and international experience, business acumen and outside board experience.

As indicated below under “Board Leadership Structure,” Dr. Essig has served as Chairman of the Board of Directors since January 2012 and has been a director since 1997. He served as both President and CEO of the Company from 1997 until 2010 and then as CEO from 2010 to 2012. Prior to joining the Company, he was a managing director at Goldman, Sachs & Co. where he supervised the medical technology practice. In addition, he serves as a board member of St. Jude Medical Corporation and Owens & Minor, Inc., both NYSE-listed companies. Previously he served on the board of directors of Zimmer Holdings, Inc., a NYSE-listed medical device company, and ADVAMED, a trade association that represents the medical device industry. Dr. Essig’s significant experience in serving as an investment banker for numerous medical device companies, his finance, business development, management, leadership and risk assessment skills, his knowledge of the Company, and his broad knowledge of, and strategic perspective in, the medical device industry, as well as his manufacturing, compliance, public company and outside board experience, make him a highly valued Chairman of the Board.

Ms. Hill is an Operating Partner of Moelis Capital Partners, a private equity firm. She previously served as Chief Executive Officer and a director of ValueOptions, Inc., as Chief Executive Officer and Chairman of the Board of Woodhaven Health Services, and as President and a director of Express Scripts. She also serves as a board member of St. Jude Medical Corporation, a NYSE-listed company and Omega Healthcare Investors, Inc., a NYSE-listed real estate investment trust. Her experience in the healthcare and medical device industry, in leadership and management and her outside board experience will provide valuable contributions to the Board.

Mr. Howell is an Executive Vice President as well as the Civil Market Group Leader at Booz Allen Hamilton, where he has held a variety of leadership positions since joining the firm in 1988. At Booz Allen Hamilton, Mr. Howell has led the business in delivering the firm’s capabilities and service offerings to both the federal and private sectors. The Board believes that it benefits greatly by having a director who is a seasoned senior executive with extensive business expertise. His management and leadership experience provide valuable contributions to the Board.

Dr. Morel has been Chief Executive Officer of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries. He has significant biomedical and pharmaceutical experience with over 20 years of experience developing and managing programs involving advanced materials for aerospace, biomedical and pharmaceutical applications. In addition, having served in a variety of increasingly responsible roles at West Pharmaceutical Services, Inc., including Chief Operating Officer, head of the drug delivery division and Vice President of Research and Development, Dr. Morel has considerable experience identifying and implementing strategic priorities. Dr. Morel’s experience as the Chief Executive Officer of a publicly held life sciences company and as a director of public companies as well as his leadership and management experience make him well qualified to serve on the Board.

Mr. Murphy was Senior Vice President & Treasurer of Time Warner Inc. between 2004 and 2008. He also served in various other leadership positions at Time Warner and at America Online, Inc., Marriott International, Inc., Manor Care, Inc., Ryder System Inc. and WR Grace & Company. His financial, accounting, treasury, business development and risk management expertise, public company experience, leadership skills and outside board experience enable him to make valuable contributions to the Board.

Mr. Schade is the Chief Executive Officer of Novira Therapeutics, Inc., an antiviral drug discovery company. In addition, he served as Executive Vice President and Chief Financial Officer of Omthera Pharmaceuticals, Inc., a former public company that is an emerging specialty pharmaceuticals company, from September 2011 to July 2013.

Prior to that time, he served as Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a NYSE-listed company, since May 2010. He was formerly the Senior Vice President, Finance and Administration, and Chief Financial Officer of Medarex, Inc., a NASDAQ-listed life sciences company prior to its acquisition by Bristol-Myers Squibb Company. He also served in various other leadership positions at Medarex and Merrill Lynch. The Board greatly values his expertise in corporate management, finance, manufacturing, accounting and human resources, his management, leadership, business development and risk management skills, as well as his international experience and significant knowledge and experience in the life sciences industry with a public company.

Mr. Sullivan has been a director since 1992. He is the Senior Advisor to the Clover Investment Group. He has held several top leadership positions with Marriott International, Inc., Tenly Enterprises, Inc., Marriott Corp., Harrah’s Entertainment, Inc., Holiday Inns, Inc., Kentucky Fried Chicken Corp. and Heubein, Inc. and was a senior auditor for Arthur Andersen & Co. His experience and knowledge of the Company, financial expertise and experience in corporate management, business development, risk assessment and international business, his background in accounting and auditing, his public company experience with global companies, as well as his outside board experience, are highly valued qualifications.

For additional information on the background and experience of each of our directors, see “Proposal 1. Election of Directors.”

BOARD LEADERSHIP STRUCTURE

The Company currently has ten members of the Board of Directors, who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The current directors are Peter J. Arduini, Keith Bradley, Ph.D., Richard E. Caruso, Ph.D., Stuart M. Essig, Ph.D., Barbara B. Hill, Lloyd W. Howell, Jr., Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, Christian S. Schade and James M. Sullivan. All current members of the Board are nominees for election to the Board at the 2014 annual meeting of stockholders.

As indicated above, Mr. Arduini has served as both President and Chief Executive Officer and as a director of the Company since January 2012 and as both President and Chief Operating Officer from November 2010 until January 2012. His position is separate from that of the Executive Chairman of the Board. We view having a separate Chairman position as putting the Company in the best position to oversee all executives of the Company and set a pro-shareholder agenda without the management conflicts that a CEO or other executive insiders might face. This, in turn, leads to a more effective board of directors. As a result, we believe that it is a good corporate governance practice to have separate Chairman and Chief Executive Officer positions.

Stuart M. Essig, Ph.D. has served as Non-Executive Chairman of the Board of Directors since June 2012 and has been a director since 1997. He served as Executive Chairman of the Board from January 2012 to June 2012 as well as President from 1997 to 2010 and as Chief Executive Officer from 1997 to 2012. As a result, he has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a significant stockholder of the Company. We believe that we benefit greatly by having a Chairman with significant experience and knowledge of the Company and whose interests are strongly aligned with those of our stockholders.

The Board of Directors appointed Mr. Sullivan Presiding Director, effective as of May 17, 2012. He has been a director since 1992. Accordingly, he has significant experience with, and knowledge of, the Company, its operations, products and history. We believe that we benefit greatly by having a Presiding Director with significant experience and knowledge of the Company. In addition, the presence of an active and independent Presiding Director ensures independent oversight of the Board of Directors and its responsibilities. Further, we believe that having a separate Presiding Director to, among other things, serve as the primary liaison between the independent directors and the CEO, counsel the CEO on key board governance issues and preside over board meetings if the Chairman of the Board is absent leads to a more effective board of directors.

We believe that the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our director nominees that the Nominating and Corporate

Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director nominee’s biographical information.

In addition, we believe that the size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company.

Accordingly, we believe that our Board leadership structure is appropriate at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT

In general, the Board of Directors has overall responsibility for the oversight of risk management at the Company. The Board of Directors has delegated responsibility for the oversight of certain areas of risk management to various Committees of the Board, as described below. Each Board Committee reports to the full Board following each Committee meeting.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of our financial statements. Management meets regularly with the Audit Committee to discuss and review the financial risk management processes. These discussions address compliance with Sarbanes-Oxley (including discussions regarding internal controls and procedures), disclosure controls and procedures and accounting and reporting compliance, as well as tax and treasury matters. Our internal audit team’s responsibilities include providing an annual audit assessment of the Company’s processes and controls, developing an annual audit plan using risk-based methodology, implementing the annual audit plan, coordinating with other control and monitoring functions, issuing periodic reports to the Audit Committee and management summarizing the results of audit activities, assisting with investigations of significant suspected fraudulent activities within the organization and notifying management and the Audit Committee of the results. Management also regularly discusses with the Audit Committee liquidity, capital, funding needs and other financial matters.

The Compensation Committee oversees risk relating to executive compensation programs. The Compensation Committee considers compensation risk during its deliberations on the design of our executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors. Management recently conducted a review and risk assessment of the Company’s 2014 incentive compensation programs (which cover the executive officers and certain other employees in the United States, Australia, Canada, Europe, New Zealand, Asia Pacific and Latin America regions, Mexico and Puerto Rico) and presented a report to the Board on this subject at its February 2014 meeting. The Compensation Committee reviewed this report and approved the conclusions that (i) our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior and (ii) we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. See “Risk Assessment Regarding Compensation Policies and Practices” below.

The Nominating and Corporate Governance Committee has oversight of corporate governance matters. These matters include evaluation of the performance of the Board, its Committees and members, as well as establishing policies and procedures for good corporate governance.

The Finance Committee has oversight on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives.

Each year management presents a detailed report to the Board on the Company’s processes in place for assessing and addressing risks, providing periodic reports on compliance regimens and reporting material information to the Board. This report assists the Board in its evaluation of the Company’s risk management practices.

Our President and Chief Executive Officer, who functions as our chief risk officer, has responsibility for ensuring that management provides periodic updates to the Board or Board Committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, corporate development, operations and sales and marketing. Both formal reports and less formal communications derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe that our Board and senior management team promote a culture that actively identifies and manages risk, including effective communication throughout the entire organization and to the Board and Committees.

Our Finance Department and the internal audit team meet with our senior executive team annually to determine whether there is a need to conduct a formal enterprise risk assessment for the Company. This assessment would involve many members of management and solicit management’s views of all the business risks facing the Company. Management would report to, and discuss with, the Board the results of this enterprise risk assessment. This annual discussion, along with our annual processes for creating and reviewing with the Board our strategic plan, our budget and our internal audit plans, as well as regular processes and communications throughout the Company and periodic updates to the Board and Committees on a broad range of risks, combine to ensure that the Company continually addresses its business risks in a disciplined fashion.

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES

We recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs. We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board of Directors and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions. In conducting this review, we considered the following attributes of our programs:

•	Mix of base salary, annual bonus opportunities and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;

•	Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;

•	Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;

•

Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that as executives accumulate awards over a period of time, they are encouraged to take actions that promote the longer-term sustainability of our business;

•

Stock ownership guidelines, with holding periods until guidelines are achieved, that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for longer-term consequences; and

•	Effective systems and processes in place to identify and assess risk.

Our Compensation Committee considered the risk implications of our compensation practices during its deliberations on the design of our 2014 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS; SHAREHOLDER

COMMUNICATIONS WITH DIRECTORS

It is our policy to encourage our directors to attend the annual meeting of stockholders. Eight of our then-nine incumbent nominee directors and one non-incumbent nominee for director attended the 2013 Annual Meeting of Stockholders.

Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief account of the business experience of each of our current executive officers:

Name	Age	Position
Peter J. Arduini	49	President and Chief Executive Officer and Director (formerly our Chief Operating Officer until January 2012)
Kenneth Burhop, Ph.D.	60	Corporate Vice President, Chief Scientific Officer
Jerry E. Corbin	54	Corporate Vice President, Corporate Controller
Robert T. Davis, Jr.	55	Corporate Vice President, President — Neurosurgery
Richard D. Gorelick	53	Corporate Vice President, General Counsel, Administration and Secretary
John B. Henneman, III	52	Corporate Vice President, Finance and Administration, and Chief Financial Officer
Brian Larkin	45	Corporate Vice President, President — Global Spine and Orthobiologics, and Head of Strategic Development
Debbie Leonetti	58	Corporate Vice President, President — Instruments
John Mooradian	58	Corporate Vice President, Global Operations and Supply Chain
Judith E. O’Grady	63	Corporate Vice President, Global Regulatory Affairs, and Corporate Compliance Officer
Robert D. Paltridge	56	Corporate Vice President, President — Extremity Reconstruction
Dan Reuvers	51	Corporate Vice President, President — International
Padma Thiruvengadam	49	Corporate Vice President, Chief Human Resources Officer
Joseph Vinhais	46	Corporate Vice President, Global Quality Assurance

PETER J. ARDUINI is Integra’s President and Chief Executive Officer and a director. He joined Integra in November 2010 as President and Chief Operating Officer and was appointed Chief Executive Officer and a director in January 2012. Before joining Integra, Mr. Arduini was Corporate Vice President and President of Medication Delivery, Baxter Healthcare, which he joined in 2005. Mr. Arduini was responsible for a $4.8 billion global division of Baxter. Prior to joining Baxter, Mr. Arduini worked for General Electric Healthcare, where he spent much of his 15 years in a variety of management roles for domestic and global businesses. Prior to joining General Electric Healthcare, he spent four years with Procter and Gamble in sales and marketing. Mr. Arduini serves on the Board of Directors of ADVAMED, the Advanced Medical Technology Association, and the Board of Directors of the National Italian American Foundation. Mr. Arduini received his bachelor’s degree in marketing from Susquehanna University and a master’s in management from Northwestern University’s Kellogg School of Management.

KENNETH BURHOP, PH.D. is Integra’s Corporate Vice President, Chief Scientific Officer. Dr. Burhop is responsible for setting Integra’s strategic scientific vision and roadmap, as well as leading the Company’s portfolio prioritization and management and the scientific evaluation of corporate development and new product opportunities. He joined Integra in February 2014 as Senior Vice President, Chief Scientific Officer and was appointed Corporate Vice President in March 2014. Prior to joining Integra, Dr. Burhop served as Chief Scientific Officer at Sangart, Inc., from January 2011 to October 2013. Prior to joining Sangart, Inc., he spent 24 years with Baxter Healthcare Corporation, from 1986 through 2010, in a series of leadership roles such as Vice President, R&D, Baxter Pharmaceutical Technologies and Vice President, Global Scientific Lead for Baxter’s Medication Delivery Division, a business with over $4 billion in annual sales. Dr. Burhop received his Ph.D. and M.S. in Veterinary Science from the University of Wisconsin-Madison, and his B.A. in Zoology from the University of Wisconsin-Milwaukee.

JERRY E. CORBIN is Integra’s Corporate Vice President, Corporate Controller and Principal Accounting Officer. He is responsible for US GAAP and statutory financial reporting, accounting principles and policies and tax accounting. Mr. Corbin was appointed Integra’s Corporate Vice President in December 2012. He has been Integra’s Corporate Controller and Principal Accounting Officer since 2006. Prior to joining Integra in 2006, Mr. Corbin held key finance positions in corporate accounting, sales and marketing and research and development for Sanofi-Aventis and its predecessors from 1989 to 2006. Prior to that, he held management positions with Sigma-Aldrich Corporation and Edward D. Jones & Company and he gained his initial auditing experience with Arthur Andersen & Company. Mr. Corbin received a B.S. degree from Illinois State University and is a certified public accountant.

ROBERT T. DAVIS, JR. is Integra’s Corporate Vice President, President — Neurosurgery. His responsibilities include leadership of sales, marketing, product development, quality assurance and manufacturing. Mr. Davis joined Integra in July 2012 as President of the Global Neurosurgery business and was appointed Integra’s Corporate Vice President in December 2012. He brings more than 25 years of executive management experience in the global healthcare industry. Prior to joining Integra, Mr. Davis was the General Manager for the Global Anesthesia & Critical Care business at Baxter Healthcare, from 2009 to 2012, and held various general management positions at GE Healthcare in the areas of interventional therapeutics, cardiovascular imaging and diagnostic ultrasound from 1997 to 2009. Mr. Davis earned his B.S. in Sports Medicine from the University of Delaware, a Master’s degree in Exercise & Cardiovascular Physiology from Temple University, and an M.B.A. from Drexel University.

RICHARD D. GORELICK is Integra’s Corporate Vice President, General Counsel, Administration and Secretary. Mr. Gorelick was appointed Integra’s Corporate Vice President in December 2012. He joined Integra as Vice President and General Counsel in 2000, and was appointed Senior Vice President and Corporate Secretary in 2006. Mr. Gorelick also chaired the Human Resources Department from 2008 to 2011. In September 2011, Mr. Gorelick was given the additional responsibilities of Corporate Communications, Environmental, Health and Safety, Government Relations and Public Policy, and Risk Management. Prior to joining Integra, he spent four and a half years at Aventis Behring LLC, a global leader in biologics (plasma proteins) as Associate General Counsel, where his practice focused on technology licensing, strategic alliances, acquisitions and managing commercial litigation. Prior to that, Mr. Gorelick worked in the Business and Finance Section of Morgan, Lewis & Bockius LLP, in Philadelphia, where his practice concentrated on transactions, corporate reorganizations, creditors’ rights and secured transactions. Mr. Gorelick received his A.B. degree from Princeton University and a J.D. degree from the University of California at Berkeley School of Law.

JOHN B. HENNEMAN, III is Integra’s Corporate Vice President, Finance and Administration, and Chief Financial Officer. He is responsible for the Company’s finance department, including accounting and financial reporting, budgeting, internal audit, tax, and treasury. In addition, he is responsible for information systems, business development, the law department and investor relations. Mr. Henneman was appointed Integra’s Corporate Vice President in December 2012, and has been Integra’s Executive Vice President since February 2003, was our Chief Administrative Officer from February 2003 until May 2008 and was Acting Chief Financial Officer from September 2007 until May 2008, when he was appointed Chief Financial Officer. Mr. Henneman was our General Counsel from September 1998 until September 2000 and our Senior Vice President, Chief Administrative Officer and Secretary from September 2000 until February 2003. Mr. Henneman received an A.B. degree from Princeton University and a J.D. from the University of Michigan Law School.

BRIAN LARKIN is Integra’s Corporate Vice President, President — Global Spine and Orthobiologics, and Head of Strategic Development. His responsibilities include executive oversight and leadership of Integra’s worldwide Spine and Orthobiologics businesses, in addition to executive oversight of several of Integra’s corporate functions, including marketing and strategic planning. Mr. Larkin was appointed Integra’s Corporate Vice President in December 2012. He joined Integra in January 2000 as a Regional Sales Manager. He was promoted to National Sales Manager in 2003, Vice President, North American Sales in 2005, and President of Integra’s Neurosurgery business in 2007. In 2010 he was appointed President, Global Spine & Orthobiologics, and Head of Strategic Development. Mr. Larkin has over 20 years of sales, marketing, and executive management experience in the medical technology industry. Prior to joining Integra, he was the National Sales Manager for Connell Neurosurgical. Mr. Larkin received a B.S. degree in Chemistry from the University of Richmond, and completed the Advanced Management Program at Harvard Business School.

DEBBIE LEONETTI is Integra’s Corporate Vice President, President — Instruments. Her responsibilities include sales, marketing and product development for Integra’s acute and alternate site instrument businesses. She joined Integra in 1997 as Director of Marketing, was promoted to Vice President of Marketing in April 1999, Senior Vice President of Global Marketing in May 2004, Chief Marketing Officer in September 2007, President of Latin America, Asia Pacific and Canada (LAPAC) in 2008, and President of Integra Surgical in 2009. In 2010, Ms. Leonetti was appointed President of Integra’s Instrument business and LAPAC. Ms. Leonetti was appointed President — International in 2011, Corporate Vice President in December 2012, and President — Instruments in November 2013. From 1989 through 1997, Ms. Leonetti worked for Cabot Medical, which was later acquired by Circon Corporation, and held positions in sales, sales training, and marketing. Prior to her experience at Cabot-Circon, Ms. Leonetti completed fifteen years of clinical practice as a registered nurse at St. Christopher’s Hospital for Children in Philadelphia. Ms. Leonetti received her Nursing degree from St. Joseph’s Hospital School of Nursing and La Salle University.

JOHN MOORADIAN is Integra’s Corporate Vice President, Global Operations and Supply Chain. His responsibilities include global manufacturing and supply chain. Mr. Mooradian was appointed Integra’s Corporate Vice President in December 2012. He joined Integra in September 2012 as Senior Vice President, Global Operations and Supply Chain. Before coming to Integra, Mr. Mooradian spent 24 years at Abbott Laboratories in a series of leadership roles, including managing the Hematology and Point of Care businesses and, more recently, worldwide operations at Abbott Diagnostics Division, a $4 billion business with over 11,000 employees. Prior to Abbott, Mr. Mooradian held several positions at General Motors. Mr. Mooradian received a B.B.A. degree in Management from the University of Texas, Arlington.

JUDITH E. O’GRADY is Integra’s Corporate Vice President, Global Regulatory Affairs, and Corporate Compliance Officer. She was appointed Integra’s Corporate Vice President in December 2012. Prior to that, Ms. O’Grady was Senior Vice President of Regulatory Affairs, and Corporate Compliance Officer from September 2012 to December 2012, and Senior Vice President, Regulatory Affairs, Quality Assurance, and Corporate Compliance Officer from 2007 to September 2012. Previously, she was Vice President of Regulatory Affairs, Quality Assurance and Clinical Affairs. Ms. O’Grady has worked in the areas of medical technology and collagen technology for over 25 years. Prior to joining Integra, Ms. O’Grady worked for Colla-Tec, Inc., a Marion Merrell Dow Company. During her career she has held positions with Surgikos, a Johnson & Johnson Company, and was on the faculty of Boston University College of Nursing and Medical School. Ms. O’Grady led the team that obtained the approval of the Food and Drug Administration (“FDA”) for INTEGRA® Dermal Regeneration Template, the first regenerative product approved by the FDA, and has led teams responsible for approvals of the Company’s other regenerative product lines as well as more than 600 FDA and international submissions. Ms. O’Grady received a B.S. degree from Marquette University and M.S.N. in Nursing from Boston University.

ROBERT D. PALTRIDGE is Integra’s Corporate Vice President, President — Extremity Reconstruction. His responsibilities include leading the Extremity Reconstruction business to increased growth and profitability. Mr. Paltridge was appointed Integra’s Corporate Vice President in December 2012. He joined Integra as National Sales Director in 1995, served as Vice President, North American Sales since 1997, was promoted to Senior Vice President, Global Sales in 2003 and promoted to President, Extremity Reconstruction in 2006. Mr. Paltridge has 30 years of sales and sales management experience in the medical technology industry. Before joining Integra, he was National Sales Manager at Strato Medical, a division of Pfizer, Inc. Mr. Paltridge received a B.S. degree in Business Administration from Rutgers University.

DAN REUVERS is Integra’s Corporate Vice President, President — International. His responsibilities include executive oversight and leadership of all of Integra’s international businesses, including Europe, Middle East, Africa, Latin America, Asia Pacific and Canada. He joined Integra in 2008 as Vice President of Marketing and Product Development for Integra’s surgical business and was promoted to President of the acute surgical business in June 2010. He was appointed President — Instruments in 2011, Corporate Vice President in December 2012, and President — International in November 2013. Mr. Reuvers was President of Omni-Tract Surgical from September 2005 until December 2008, when the company was acquired by Integra. Mr. Reuvers has over 25 years of experience in the medical technology field, including holding various executive level positions in sales, marketing and general management. He serves on the board of directors of Respirtech, Inc.

PADMA THIRUVENGADAM is Integra’s Corporate Vice President, Chief Human Resources Officer. She is responsible for providing leadership in developing and executing human resources strategy in support of the overall business plan and strategic direction of the organization. She is also responsible for Integra’s strategic initiatives and program management. Ms. Thiruvengadam was appointed Integra’s Corporate Vice President in December 2012. Previously, from September 2011 to December 2012, Ms. Thiruvengadam served as Integra’s Chief Human Resources Officer. Prior to joining Integra, Ms. Thiruvengadam held several leadership positions at Pfizer, Inc., from 2008 to 2011, including Vice President, Global Human Resources for Oncology. She led the Wyeth integration globally for oncology and also served as Vice President, Oncology Asia-Pacific/Canada Operations. Prior to joining Pfizer, Ms. Thiruvengadam served as a Senior Vice President, Human Resources Executive at Bank of America, from 2005 to 2007, and as Executive Vice President, Human Resource, at Loral Skynet—Loral Space and Communications, from 2001 to 2004. Ms. Thiruvengadam completed her Master’s program from Madras University and her Bachelor’s from Osmania University.

JOSEPH VINHAIS is Integra’s Corporate Vice President, Global Quality Assurance. His responsibilities include strategic direction for corporate compliance and quality systems. Mr. Vinhais joined Integra in September 2012 as Senior Vice President, Global Quality Assurance, and was appointed Corporate Vice President in December 2012. Mr. Vinhais has over 20 years of global quality experience in quality assurance, regulatory affairs, compliance, and operations execution. Prior to joining Integra, Mr. Vinhais was head of Quality Assurance, Regulatory Affairs, and Sustainability at Philips Healthcare Imaging Systems, from 2009 to September 2012, where he was responsible for quality assurance and regulatory affairs for the Computed Tomography and Nuclear Medicine business. Prior to Philips, Mr. Vinhais was General Manager of Quality Assurance & Regulatory Affairs at General Electric Healthcare, from 2007 to 2009. Mr. Vinhais received a B.S. in Information Sciences and Systems from Central Connecticut State University, a certificate in Medical Device Management from Worcester Polytechnic Institute, and a certificate in Regulatory Affairs and Compliance from Northeastern University.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2013 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2014. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our Bylaws. We have traditionally submitted this matter to the stockholders and believe that it is good practice to continue to do so.

If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During fiscal year 2013, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2013	2012
	(In thousands)
Audit Fees	$4,119	$3,993
Audit-Related Fees	$272	$248
Total Audit and Audit-Related Fees	$4,391	$4,241
Tax Fees	$35	$54
All Other Fees	$5	$132
Total Fees	$4,431	$4,427

The nature of the services provided in each of the categories listed above is described below:

Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, comfort letters, consents and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees — Consists of services related to agreed upon procedures, reports, audits and reviews in connection with acquisitions, accounting consultations in connection with proposed acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses) and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.

All Other Fees — Consists of advisory services relating to the future implementation of a global resource planning system and the licensing of accounting research software.

No other fees were incurred to PricewaterhouseCoopers LLP during 2012 or 2013.

The Audit Committee approved all services and fees described above.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.

Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.

Required Vote for Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2014. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014.

PROPOSAL 3. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking our stockholders’ vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in the “Executive Compensation” section of this proxy statement beginning on page 24. In deciding how to vote on this proposal, the Board and the Compensation Committee (the “Committee”) invite you to consider the changes that we made to our executive compensation programs. We summarize these changes below and describe them more fully in the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”).

At our annual meeting of stockholders held in May 2013, we submitted a non-binding advisory vote to our stockholders to approve our executive compensation (“Say on Pay”). Approximately 89% of the stockholders who voted on our 2013 Say on Pay proposal voted in favor of it. We attribute that broad support in part to our continued efforts to understand and address the concerns of our stockholders. Specifically, we expanded our investor outreach program that includes (i) engaging a third-party firm to interview institutional investors to understand how investors perceive our management team and strategy, including our executive compensation program; (ii) regular meetings with investors to discuss the Company’s strategic plan and growth prospects; and (iii) individual, detailed meetings with stockholders to obtain feedback. We used the results of this program to help guide our thinking as to what changes to make to our compensation programs (described below). We will continue our outreach to stockholders and proxy advisors to sustain and, where appropriate, refine alignment on executive compensation practices.

As described in the CD&A, our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are crucial to our long-term success. Under these programs, we provide our named executive officers with appropriate objectives and incentives to achieve our business objectives. In addition, as explained more fully in the CD&A, the Committee took significant actions in 2013 and the Company continued its enhanced investor outreach program to achieve these objectives, including the following actions and changes:

KEY ACTIONS AND CHANGES IN 2013

New Performance Incentive Compensation Plan for all Employees

•   Contains a formulaic funding mechanism (based on quantitative metrics) for all participants, including named executive officers

•   Permits only negative discretion to reduce (and not increase) awards for named executive officers

•   Intended to comply with Section 162(m) of the Internal Revenue Code
(“Section 162(m)”)

•   Includes a clawback provision

Refined Long-Term Equity Incentive Plan for Executive Officers

•   At least 50% of annual equity awards to executive officers are contingent on achieving one or more performance metrics

•   All equity awards to executive officers vest over at least three years

Amendments to Long-Term Equity Incentive Plan for All Participants including
Executive Officers

•   Replaced a single-trigger change in control provision with a double-trigger change in control provision (thus requiring a qualifying termination in connection with a change in control in order to accelerate the vesting of an executive’s equity awards)

•   Adds a clawback provision

Refined Director Compensation • Non-employee directors no longer receive stock options for their service but continue to receive restricted stock
New Stock Retention Requirements • Executive officers and directors are required to hold stock received from the Company pursuant to stock ownership guidelines

These actions followed significant changes that we completed in 2012, including (i) the establishment of an enhanced investor outreach program as well as increased communication around our strategic plan, (ii) the development of a new annual incentive focus on performance metrics, (iii) the update of our peer group for executive compensation, and (iv) the increase to our stock ownership requirements for our executive officers. In addition to the key actions and changes in 2013, we maintain and continuously review our existing compensation practices through strong corporate governance practices, which feature the following:

•	Separation of the Chairman of the Board and the Chief Executive Officer

•	Appointment of a Presiding Director

•	An independent compensation consultant reporting directly to the Committee

•	An annual risk assessment of our compensation practices

•	Significant stock ownership guidelines that align director and officer interests with those of our stockholders

•	An annual stockholder advisory vote on executive compensation

•	An Insider Trading Policy that prohibits hedging and pledging of our securities

We experienced significant challenges during 2013 and also had many important achievements. While we made substantial progress in many areas, we did not achieve the financial goals required to fund the 2013 Performance Incentive Compensation Plan. As a result, we did not award any cash bonuses to executive officers for their performance in 2013.

We believe that the information summarized above demonstrates our responsiveness to our stockholders, our commitment to our pay-for-performance philosophy and our goal of aligning management’s interests with those of our stockholders to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following advisory resolution at our 2014 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement is hereby APPROVED by the stockholders of Integra.”

Because the Say on Pay vote is advisory, it will not bind the Company, the Committee or our Board. That said, because we value the opinions of our stockholders, the Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

With regard to the frequency of future votes on Say on Pay, the Board determined that it would submit a Say on Pay proposal to our stockholders annually. Therefore, we expect the next stockholder vote to approve the compensation of our named executive officers to occur at the Company’s 2015 annual meeting of stockholders.

Required Vote for Advisory Approval and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote on the proposal is required for advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for advisory approval and will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 3, approving the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2013, which we have continued to refine through feedback from stockholders, continuing assessments of competitive practices and alignment with our performance. We use this program to attract, motivate and retain our named executive officers (“NEOs”) and other executives. In particular, we will explain how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) made 2013 compensation decisions for our 2013 NEOs:

•	Peter J. Arduini, our President and Chief Executive Officer (“CEO”);

•	John B. Henneman, III, our Corporate Vice President, Finance and Administration, and Chief Financial Officer;

•	Robert T. Davis, Jr., our Corporate Vice President and President, Neurosurgery;

•	Richard D. Gorelick, our Corporate Vice President, General Counsel, Administration and Secretary; and

•	Brian Larkin, our Corporate Vice President and President, Global Spine and Orthobiologics and Head of Strategic Development.

The Committee establishes the philosophy, approves the design of, and administers our executive compensation program. The report of the Committee appears at the end of this section. In addition to the Company continuing its enhanced investor outreach program, the Committee took the following significant actions in 2013:

•	Adopted a new Performance Incentive Compensation Plan containing a formulaic funding mechanism (based on quantitative metrics) for all employees;

•

Refined the Long-Term Equity Incentive Plan for executive officers by providing that at least 50% of annual equity awards will vest based on achieving one or more performance metrics over at least three years;

•	Amended the Long-Term Equity Incentive Plan for all participants including executive officers by adding a double-trigger change in control provision and a clawback provision;

•	Refined our Director Compensation program so that non-employee directors no longer receive stock options; and

•	Created new stock retention requirements for executive officers and directors.

Listening to Our Stockholders

At our 2013 Annual Meeting, approximately 89% of the stockholders who voted on our 2013 Say on Pay proposal voted in favor of the proposal. We believe that this support resulted largely from the many changes that we made to our executive compensation programs in response to feedback from our stockholders after the 2012 Annual Meeting (described below). The Company makes its directors available upon request to institutional investors who wish to discuss the Company’s policies and practices, including with respect to executive compensation. Continuing our significant outreach efforts, we sought feedback through the following avenues:

•	Regularly articulated our strategic plan and growth prospects at investor conferences, in “1x1” meetings with institutional stockholders and through webcasts;

•

Solicited input from stockholders on executive compensation matters. Additionally, we conducted a series of follow-up calls with investors to help guide the development of our executive compensation program for the future;

•	Engaged a third-party firm to interview institutional investors to understand how investors perceive our management team and strategy, including our executive compensation program; and

•	Had members of Integra’s management team meet individually or in small groups with institutional investors more than 200 times in 2013.

The Committee considered the feedback obtained from our investor outreach program when making decisions relating to executive compensation for 2013.

As a result of the stockholder outreach conducted during 2012 and 2013 and the Committee’s own deliberations with the assistance of third-party advisers, we made substantial changes in 2013 to several elements of our executive compensation program and continue these practices in 2014 in order to reinforce a pay-for-performance culture. The table below provides a summary of (i) the program elements that we adopted in 2013 and (ii) how we applied those elements in 2014 for performance in 2013 and beyond.

Element	2013 Actions	2014+ Actions
Link between performance and compensation

•      All compensation decisions made in 2013 for 2012 performance reflected an assessment of each executive officer’s performance against goals established at the beginning of 2012.

•      Specific financial objectives for funding the pool for cash incentives, and for each executive’s division or function, were established within the first 90 days of 2013.

•      50% or more of the equity program is performance-based (see “Performance–based stock grants” Section in this table below).

•      The restricted stock units granted to the CEO in 2013 are deferred and will not be delivered until after the CEO’s departure.

•      The Company did not pay cash bonuses to any executive officer in 2014 for 2013 performance under the Performance Incentive Compensation Plan (the “Bonus Plan”) because it did not meet the 2013 financial metrics provided in the Bonus Plan. All other compensation decisions made in 2014 for 2013 performance reflect an assessment of each executive officer’s performance against goals established at the beginning of 2013 while also considering retention.

•      Specific financial objectives for funding the pool for cash incentives, as well as goals to drive allocations to each division and function, were established within the first 90 days of 2014 to create an executive compensation structure for 2014 performance.

•      50% or more of the equity program is performance-based (see “Performance-based stock grants” Section in this table below).

•      The restricted stock units granted to the CEO in 2014 are deferred and will not be delivered until after the CEO’s departure.

Element	2013 Actions	2014+ Actions
Use of discretion

•      The Bonus Plan approved at the 2013 Annual Meeting provides the Committee with only negative discretion to reduce (but not increase) cash incentive payments intended to constitute “qualified performance-based compensation.”

•      The Bonus Plan is designed to meet the requirements of Section 162(m) to allow tax deductibility for payments intended to qualify as performance-based compensation.

•      Includes a clawback provision.

•      While the Company did not fund the annual cash incentive pool for 2013 performance pursuant to the Bonus Plan, the Committee approved a separate discretionary bonus pool for cash awards to select (non-executive) key employees who are not executive officers to enhance retention and motivate employees.

Performance-based stock grants

•      50% of each executive officer’s 2013 equity grant was in the form of performance stock units with vesting over three years contingent on achieving a 3% annual revenue growth goal.

•      In addition to the 50% of the 2013 equity grant being in the form of performance stock units, 30% of the CEO’s 2013 equity grant was in the form of stock options, which the Committee, Board and management view as performance-based equity.

•      Each grant considered

•   2012 performance;

•   Future potential and retention needs; and

•   Competitive market data considerations.

•      The first installment of the performance stock units granted to the executive officers in 2013 failed to vest in 2014 because the 2013 performance goal, based on revenue growth, was not met. The performance stock units remain available to vest based on the achievement of a “catch-up” performance goal measured over the entire performance period.

•      50% of each executive officer’s 2014 equity grant is in the form of performance stock units with vesting over three years contingent on achieving a 3% annual revenue growth goal.

•      In addition to the 50% of the 2014 equity grant being in the form of performance stock units, 30% of the CEO’s 2014 equity grant was in the form of stock options, which the Committee, Board and management view as performance-based equity.

•      Each 2014 grant considered

•   2013 company and individual performance;

•   Future potential and retention needs; and

•   Competitive market data considerations.

Element	2013 Actions	2014+ Actions
Peer group	Focused on Integra’s relative size (revenue and market cap), complexity, as well as competitors for executive talent, and reviewed compensation of our NEOs relative to our peers. As a result of our review, we did not change our peer group in 2013.	Will continue to focus on Integra’s relative size (revenue and market cap), complexity and competition for executive talent and review compensation of our NEOs relative to our peers.
Change In Control provisions for equity awards	Replaced “single trigger” change in control provisions with “double trigger” provisions for acceleration of equity awards.	Continuing current practice.
Compensation recoupment (“clawback”) policy	Adopted a clawback policy. In addition, amended equity plans to include clawback provision effective 1/1/13, and included a clawback clause in the Bonus Plan.	Continuing current practice.
Pre-clearance, Anti-hedging/pledging policy	Expanded pre-clearance requirement to a broader group of executives. Implemented anti-hedging/pledging policy in 2013.	Continuing current practice.

As we did for 2012, we reviewed realizable and realized pay for our CEO with the advice of our third-party advisors, noting that 2013 realized pay was considerably less than the total reported in the Summary Compensation Table. The Committee intends to review realized and realizable pay in the future and will monitor the emergence of a standardized approach and methodology.

The Company will continue its outreach to stockholders on an on-going basis to sustain and, where appropriate, refine alignment on executive compensation practices.

2013 Company Performance

Integra experienced significant challenges in early 2013, including: (i) receiving an FDA warning letter related to our Añasco, Puerto Rico facility in February, (ii) the voluntary recall of certain collagen-based products manufactured in our Añasco, Puerto Rico facility in April, and (iii) product shortages and customer relationship issues that followed, all of which combined to cause us to miss our performance metrics for the year. As a result of those issues, we reprioritized our plans and made significant progress on addressing quality systems and product supply issues. We enhanced our Quality System company-wide, improved our manufacturing operations, alleviated product shortages, repaired customer relationships and undertook financing and acquisition activity that positioned the Company for future growth. In addition to addressing these challenges, we had many accomplishments in 2013 (Mr. Arduini’s second year as President and CEO) that enabled the Company to enter 2014 stronger and better positioned for growth. The following were our most significant accomplishments:

•

Closed out the FDA Warning Letter related to our Plainsboro, New Jersey manufacturing facility, and made significant improvements to the quality system in our Añasco, Puerto Rico facility in response to the FDA Warning Letter for that facility;

•	Announced the strategically important acquisition of the DuraSeal® product line from Covidien, the largest in the Company’s history;

•	Successfully raised over $150 million through the completion of a public offering of common stock, which allowed us to reduce our debt as a proportion of operating earnings;

•	Completed patient enrollment in the clinical study of Integra® Dermal Regeneration Template for the treatment of diabetic foot ulcers;

•	Improved our regenerative medicine manufacturing and supply, including increasing product yields and overall capacity;

•	Discontinued low-growth, low-margin products to refine our overall portfolio and better focus our resources on growth;

•	Continued the reduction of the manufacturing and distribution footprint of the Company through site closures and consolidation efforts, which has lowered costs;

•	Launched over 20 new products globally;

•	Expanded our international sales efforts, including increasing the size of our direct sales force in Europe and filing over 50 international product registrations;

•

Increased the benefits from our recently established centralized sourcing group to optimize our purchases globally and by division, realizing significant annual savings in the purchase of goods and services;

•	Made substantial progress toward implementing our global enterprise resource management system;

•	Strengthened our ability to collaborate and manage projects by developing the program management skills of our employees worldwide; and

•

Outlined a series of strategic initiatives for 2014 designed to support future growth, focusing on the areas of growth and margin improvement, optimizing our organizational structure, systems and processes, developing our people and enhancing our overall commitment to quality and regulatory compliance.

Stock Performance during Peter Arduini’s tenure exceeds Peer Group

We believe that our two-year stock performance is the most relevant measurement for this discussion because it aligns with Peter Arduini’s tenure as our CEO. Our stock generated a two-year total return for stockholders of 54.8% during 2012 and 2013, compared to 49.5% for our peer group of companies and 60.3% for the NASDAQ Composite Index. For the year ended December 31, 2013, we ranked in the 38th percentile of total returns for the two-year period of our peer group.

*	For the full roster of members of our Peer Group, please refer to the section below entitled “Our Peer Group and the Markets in Which We Compete.”

2013 Performance Versus Financial Metrics

Despite some significant accomplishments and our robust response to the challenges that arose early in the year as stated above, we did not achieve our financial targets for 2013. These financial targets include the following:

2013 Financial Performance Targets

	2013 Target	2013 Results	Result as % of Target

Revenue	$877.1 Million	$836.2 Million	95.3%
Adjusted EBITDA	$168.2 Million	$138.9 Million	82.6%
Operating Cash Flow	$90.6 Million	$53.3 Million	58.8%
EBITDA	$101.1 Million	$90.4 Million	89.4%

See “Appendix A — Reconciliations of Non-GAAP Financial Measures” for a more detailed explanation of “Adjusted EBITDA” and “EBITDA.”

The Company selected these metrics for 2013 because they provided a sound basis to measure profitability and growth and because many stockholders rely upon some or all of these metrics to evaluate the Company. Our strategy is to increase our profit margins over the long term by (i) growing in size, including by acquisition, (ii) optimizing the business by centralizing procurement, consolidating manufacturing into centers of excellence, and implementing single quality and information systems, and (iii) developing and recruiting leaders who effectively execute our most important programs and who can manage important functions in a complex global medical technology company.

Linking Financial Performance to Pay in 2013

The 2013 NEOs did not receive cash incentive payments because the Company did not meet its 2013 EBITDA objective under the Bonus Plan. In addition, the Company did not fund the 2013 cash incentive pool that applies to all participants because the Company did not meet its performance metrics for revenue, adjusted EBITDA and operating cash flow as follows:

•	Revenues: We increased reported revenues 0.6% to $836.2 million last year, which fell below our 2013 goal of $877.1 million;

•

Adjusted EBITDA: Our earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for certain items (see “Appendix A — Reconciliations of Non-GAAP Financial Measures”), decreased 16.5% during 2013 to $138.9 million, which was below our target of $168.2 million;

•	Operating Cash Flow: We generated $53.3 million in cash flows from operations, versus our target of $90.6 million;

•

EBITDA: 2013 EBITDA (see “Appendix A — Reconciliations of Non-GAAP Financial Measures”), was $90.4 million or 71.6% of prior year EBITDA, which was $126.4 million, which was below our target of 80% of prior year EBITDA.

Also, the first installment of the performance stock units granted to the executive officers in 2013 failed to vest in 2014 because the 2013 performance goal, based on 3% revenue growth, was not met. Specifically, revenues increased from $830.9 million in 2012 to $836.2 million in 2013, an increase of 0.6%. However, the performance stock units remain eligible to vest based on the achievement of a “catch-up” performance goal measured over the entire performance period. For more information, please refer to the section below entitled “Refined Long-Term Equity Incentive Plan.”

A substantial portion of Mr. Arduini’s compensation for 2013 performance is in the form of performance-based equity, namely the performance stock units and stock options awarded to him in March 2014, which make up 80% of his total equity grant (50% performance stock units and 30% stock options). Mr. Arduini’s total equity award in March 2014 appropriately recognized his 2013 performance, including his leadership in addressing the quality systems and operational issues that affected the Company’s financial performance in 2013 and positioning it for accelerating growth, the desire to motivate Mr. Arduini to improve the Company’s performance in 2014 and beyond and was consistent with the median of the peer group. The other NEOs also received 50% of their annual equity award for their 2013 performance in the form of performance stock units awarded to each of them in March 2014.

Notwithstanding the discrete quality systems and product supply issues during 2013, the Company is making substantial progress on its long-term plans for growth and improved profit margins and investors have recognized this progress with total stockholder returns above the average for the peer group during the two years of Mr. Arduini’s service as CEO. In order to execute on those plans, Mr. Arduini has assembled an experienced and talented management team. In addition, to further drive this strategy, the Company revised its executive compensation practices in 2013 and will continue to review such practices in order to accomplish two main objectives — (i) to continue the alignment of executive compensation with the interests of the stockholders and (ii) to attract, retain, motivate and reward accomplished executives who perform well.

Executive Compensation for 2013

With feedback from our stockholders during 2012 and 2013, and taking into account the competitive market for highly qualified executives, we refined our approach to executive compensation for 2013. Because of the extent of our stockholder outreach in 2013 and the depth and breadth of the measures we undertook to address stockholder concerns from the previous year, we believe that it is helpful to describe important elements in our executive compensation program for 2013 performance. We will continue with those elements for our executive compensation program for 2014.

New Executive Compensation Program

In 2013, we transitioned to a new executive compensation program that improves the alignment of Integra’s executive compensation with metrics that drive total stockholder return and holds management accountable for the Company’s financial performance and progress towards the Company’s strategic objectives and goals.

New Performance Incentive Compensation Plan (the “Bonus Plan”)

The Committee approved the Bonus Plan in January 2013, which the full Board then approved in February 2013, and the stockholders then approved in May 2013. The following are the highlights of the Bonus Plan:

•	Under the Bonus Plan, cash bonuses may be paid based on the Company’s achievement of performance goals that the Committee determined within the first 90 days of the year.

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Weighting of metrics to fund the 2013 incentive pool pursuant to a formula that includes percentage weightings for revenue, adjusted EBITDA and operating cash flow. The Company did not achieve these metrics, so it did not fund the 2013 incentive pool.

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For 2013, the 2013 NEOs were eligible for cash incentive payments only if the Company achieved its EBITDA goal of at least 80% of its prior year EBITDA. The Company did not meet that threshold, so even if the 2013 incentive pool had been funded, the NEOs would not have received cash incentive payments.

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The Committee has only negative discretion to reduce (and not increase) the payments calculated by formula for awards to NEOs which are intended to comply with Section 162(m) and may not provide for payment of such awards in excess of actual performance.

•	Each executive officer in the Bonus Plan has an established target bonus opportunity, with no minimum (that is, the actual payment could be 0%) and a cap at 150% of his or her target.

•	The Bonus Plan is designed to allow awarding compensation that is intended to meet the requirements of Section 162(m) to allow tax deductibility.

•	Includes a clawback provision.

Determining Awards for 2013 under the Bonus Plan

The Committee established the following target awards for 2013 for our NEOs:

Named Executive Officer	Title	Cash Incentive Plan Target as a % of Base Salary
Peter J. Arduini	CEO	110%
John B. Henneman, III*	CFO	90%
Robert T. Davis, Jr.	CVP	37.5%
Richard D. Gorelick	CVP	35%
Brian Larkin	CVP	37.5%

*	Mr. Henneman’s 2013 target reflects an increase from his 2012 target of 50% in order to realign his compensation mix as part of his transition to our standard 2013 executive compensation program.

None of our NEOs has a cash incentive guarantee. None may earn an award in excess of 150% of his/her target.

The Bonus Plan provides a clear process for determining bonuses for NEOs.

Threshold Objective for NEOs for 2013

The Committee established a threshold objective for 2013 (80% of prior year EBITDA) for the 2013 NEOs because the Committee believes that EBITDA provides the most complete single metric to assess the Company’s overall performance. The Company did not achieve this goal in 2013, resulting in no cash bonuses for the NEOs.

Had the goal been achieved, the bonus for such NEOs would have been funded at the maximum (150% of their targets). Thereafter, the Committee would have had the ability to exercise only negative discretion in order to determine the actual cash incentive payment for such NEOs based on the funding of the Company’s annual cash incentive pool pursuant to the metrics set forth in the table below and such NEO’s performance.

Cash Incentive Pool Funding Model for 2013

The Bonus Plan was designed to fund an overall pool based on financial metrics for all participants. The aggregate amount of the final payments to all participants, including such NEOs, could not exceed the overall funded pool. The Company’s pool funding model for 2013 was as follows:

2013 Performance Metric	Weight	Below Threshold	THRESHOLD GOAL	TARGET GOAL	MAX GOAL
REVENUE	45%	95.9%	96%	100%	104%
ADJUSTED EBITDA	35%	92.9%	93%	100%	107%
OPERATING CASH FLOW	20%	84.9%	85%	100%	115%
Cash Incentive Pool Funding as % of Target		0%	20%	100%	150%

The Committee approved these metrics for 2013 because they are key indicators as to the strength of the business, and we believe that they drive stockholder returns over the long term. Because the Company’s results fell below the threshold goals for the performance metrics consisting of revenue, adjusted EBITDA and operating cash flow, the cash incentive pool was not funded for any participants.

No 2013 Cash Payouts to Executive Officers

No participants under the 2013 Bonus Plan, including our NEOs, received any cash bonuses for 2013 performance in 2014 pursuant to such plan.

Discretionary Bonus Plan for Non-Executive Officers

At the end of 2013, the Committee approved a separate discretionary bonus pool of $1.8 million for cash awards to select key employees who are not executive officers. We did so to enhance retention and motivate employees who worked effectively to address the issues noted above, contributed to our many achievements and positioned the Company for future growth. The discretionary funding represents less than 20% of the total target incentive pool for 2013 performance.

Determining Awards for 2014 under the Bonus Plan

The Committee established the following target awards for 2014 for our NEOs:

Named Executive Officer	Title	Cash Incentive Plan Target as a % of Base Salary
Peter J. Arduini	CEO	110%
John B. Henneman, III	CFO	90%
Robert T. Davis, Jr.	CVP	38%
Richard D. Gorelick	CVP	35%
Brian Larkin	CVP	37.5%

None of our NEOs has a cash incentive guarantee. None may earn an award in excess of 150% of his/her target.

The Bonus Plan provides a clear process for determining bonuses for NEOs.

Threshold Objective for NEOs for 2014

The Committee has established a threshold objective for 2014 (80% of prior year EBITDA) for the executive officers, including the NEOs based on the prior year’s EBITDA, which the Committee believes is the most complete single metric to assess the Company’s performance. If the goal is achieved, the bonus for each executive officer, including the NEOs, will be funded at the maximum (150% of his or her target). Thereafter, the Committee may exercise only negative discretion in determining the actual cash incentive payment for each executive officer, including the NEOs, using only the funding of the Company’s annual cash incentive pool pursuant to the metrics set forth in the table below and each executive officer’s performance.

Cash Incentive Pool Funding Model for 2014

The Bonus Plan funds an overall pool based on financial metrics for all participants. The aggregate amount of the final payments to all participants, including the NEOs, may not exceed the overall funded pool. The Company’s pool funding model for 2014 is shown below. The Committee approved these metrics for 2014 because they are key indicators as to the strength of the business, and we believe they drive stockholder returns over the long term.

2014 Performance Metric	Weight	Below Threshold	THRESHOLD GOAL	TARGET GOAL	MAX GOAL
REVENUE	40%	95.9%	96%	100%	104%
ADJUSTED EBITDA	30%	92.9%	93%	100%	107%
OPERATING CASH FLOW	30%	84.9%	85%	100%	115%
Cash Incentive Pool Funding as % of Target		0%	20%	100%	150%

The 2014 funding model assigns a greater weight to operating cash flow than in 2013, to motivate the management to focus on the generation of cash in the business.

Negative Discretion to Determine Final Payout for 2014

The Committee has negative discretion to reduce awards for each executive officer, including the NEOs, for 2014 based on the following metrics:

•	65% weight on financial and quantitative measures including revenue, operating cash flow and adjusted EBITDA.

•	35% weight on qualitative measures including leadership objectives and strategic initiatives.

Refined Long-Term Equity Incentive Plan

2013 Equity Grants

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We amended our equity plan effective January 1, 2013 (applicable to awards granted on or after that date) (i) to revise the trigger for accelerated vesting after a change in control from a “single trigger” (meaning that the accelerated vesting shall occur in connection with the change in control) to a “double trigger” (meaning that the accelerated vesting occurs upon both the change in control and a qualifying termination of employment), and (ii) to add a “clawback” provision that requires executives under certain circumstances to return compensation received on the basis of financial statements that are subsequently restated.

•	The 2013 annual equity grant to each of our NEOs was based on their performance for 2012 as well as long-term potential and retention considerations.

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In March 2013, each NEO, other than the CEO, received one equity grant consisting of 50% restricted stock and 50% performance stock units. For more information on the CEO’s 2013 equity award, please refer to the section below entitled “Annual Review of Compensation.” The restricted stock vests annually over three years. The performance stock units vest over three years contingent on achieving our revenue growth goal that we believe drives long-term total stockholder return. For 2013 grants, the performance objective based on revenue growth, which was not achieved, is described in more detail below.

•	Pursuant to the performance stock units granted to the NEOs in March 2013, the performance stock units shall vest as follows:

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If the Company had achieved the performance goal with respect to fiscal year 2013, the performance stock units would have vested with respect to one-third of the shares covered thereby on the later of (A) the first anniversary of the award date or (B) the date on which the Committee took the action determining that the Company achieved the performance goal with respect to fiscal year 2013.

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Because annual revenues of the Company did not increase from 2012 to 2013 by our goal of 3% (revenues increased from $830.9 million in 2012 to $836.2 million in 2013, an increase of 0.6%), the Company did not achieve its performance goal with respect to fiscal year 2013, and as a result, no vesting occurred with respect to one-third of the shares covered by the performance stock units granted to the NEOs in 2013.

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If the Company achieves the performance goal with respect to fiscal year 2014, the performance stock units shall vest with respect to one-third of the shares covered thereby on the later of (A) the second anniversary of the award date or (B) the date on which the Committee takes the action determining that the Company achieved the performance goal with respect to fiscal year 2014; and

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If the Company achieves the performance goal with respect to fiscal year 2015, the performance stock units shall vest with respect to one-third of the shares covered thereby on the later of (A) the third anniversary of the award date or (B) the date on which the Committee takes the action determining that the Company achieved the performance goal with respect to fiscal year 2015.

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The performance period for the 2013 grants is the three-year period beginning January 1, 2013 and ending December 31, 2015. With respect to each fiscal year in the performance period for the 2013 grants, the performance goal is that the Company achieves an increase in annual revenue of at least

3% over the prior fiscal year. If the minimum growth goal is not achieved in a given year, vesting will not occur with respect to the shares covered by the performance goal for that year. In that situation, in order to achieve full vesting of the 2013 grants, the catch-up performance goal must be achieved. The catch-up performance goal for the 2013 grants is that the Company achieves, during the performance period, a compound annual growth rate in the Company’s annual revenue equal to or greater than 3% from the Company’s 2012 fiscal year. Therefore, even if the annual revenue growth goal is not met during any year of the performance period, the full award can still be fully earned and vested after the completion of the performance period if the catch-up goal is achieved.

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The “catch-up” performance goal exceeds the performance goal for any individual year because the “catch-up” goal requires compounded revenue growth, and the goals for the individual years do not. In order to achieve the “catch-up” performance goal for the 2013 performance stock unit grant, the Company will have to average 4.2% revenue growth in both 2014 and 2015.

2014 Equity Grants

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Our annual equity grants are intended to provide long-term incentive and performance-based compensation to our executives. Accordingly, the amount of the 2014 annual equity grant to each of our NEOs is based on their performance over the long-term and during 2013, each executive’s long-term potential and retention considerations and information about the market for comparable executives.

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In March 2014, Messrs. Henneman, Davis and Gorelick each received an equity grant consisting of 50% restricted stock and 50% performance stock units. For more information on the CEO’s 2014 equity award, please refer to the section below entitled “Annual Review of Compensation.” The restricted stock vests annually over three years. The performance stock units vest over three years contingent on achieving our revenue growth goal that we believe drives long-term total stockholder return.

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The performance stock units granted in March 2014 will vest in annual installments (assuming the 3% annual revenue growth performance goal is achieved each year) in the same manner as the performance stock units granted in March 2013, except that the performance period is the three-year period beginning January 1, 2014 and ending December 31, 2016.

Performance Stock Units Metric and Goal Setting Considerations

The revenue growth metric for our awards of performance stock units is similar to the metric used in the Bonus Plan. Profitable growth is a core component of our plans to become a multi-billion dollar global medical technology company. In our industry, the increasingly competitive and complex landscape, increasing global regulation, the medical device excise tax, and overall pricing pressure have driven an even stronger correlation between scale, as measured by revenue. These considerations drive our strategy and annual objectives. As a result, we believe that linking our equity grants to revenues creates an appropriate way to measure and reward performance and drive profitable growth.

We annually review the metrics (and related goal targets) used in our annual and long-term incentive programs to ensure they remain aligned with Integra’s strategic plan. The three-year annual revenue growth goal derives from a rigorous process that involves input and discussions among the President and CEO, internal human resources and finance personnel, the Company’s compensation consultants, the Committee, and the Committee’s compensation consultants and legal advisors. The first installment of the 2013 performance stock units award did not vest in 2013 because we did not achieve the revenue growth target, which demonstrates that the Company establishes ambitious goals in light of the challenging environment for medical device companies.

Key Governance Features Relating to Executive Compensation

The Committee has a number of corporate governance features related to executive compensation, which we summarize below. We believe that these mechanisms assure the alignment of our executive compensation with the interests of stockholders.

Element	Purpose	Key Characteristics
Stock ownership guidelines and retention requirements	To align the long-term interests of executives with stockholders	The CEO is required to own shares equal to 5x his annual salary; the CFO is required to own 2x his annual salary; other executives are required to own 1x their annual salaries. All of our NEOs have met these requirements. Executive officers are required to hold stock received from the Company pursuant to the stock ownership guidelines.
Compensation recoupment (“clawback”) policy	To ensure that compensation is paid only upon proven results.	If a restatement of our financial statements is required to correct a material error or inaccuracy due to the fraud or intentional misconduct of an executive officer, the Committee can recoup from that executive officer bonuses or equity awards awarded on or after January 1, 2013 and cancel outstanding bonus or equity award opportunities.
Anti-hedging/pledging policy	To ensure that equity compensation is an effective method to align the interests of executives and stockholders.	No officer may hedge or pledge our securities. Also, all executive officers and several other senior executives must pre-clear trades involving Company stock with our Law Department.
No “gross-ups”	To minimize the enhancement of our NEOs’ overall compensation policies.	No executive officer is eligible to receive any tax gross-ups on perquisites or excise taxes, such as 280G taxes in the event of a change of control.
“Double trigger” change in control arrangements	To prevent undue windfalls in the event of a change in control.	Our equity plans and equity grant agreements require a qualifying termination of employment in addition to a change in control in order to accelerate vesting of equity awards granted on or after January 1, 2013. In addition, all change in control provisions in our employment and severance agreements for executives require a qualifying termination of employment in addition to a change in control before triggering change in control benefits.

Element	Purpose	Key Characteristics
Equity awards	To retain and attract highly qualified executives and tie their performance to the performance of our stock, thus aligning their interests with the interests of our stockholders.	We include equity as a primary component of the long-term compensation of our NEOs and other executives. In 2013, the grant value was determined based on each executive’s long-term performance and potential in light of market considerations. In addition, 50% of each executive’s 2013 equity award vests only if specified Company performance objectives are met.
Bonus Plan	To provide annual cash incentive opportunities based on the achievement of performance goals and satisfy Section 162(m) requirements for awards intended to qualify as performance-based compensation.	In 2013, we adopted (and shareholders approved) a new performance-based cash incentive plan designed to allow the Committee to grant bonuses intended to be “qualified performance-based compensation” under Section 162(m).
Cap on annual cash incentives	To achieve the appropriate balance between fixed and variable compensation.	We limit the amount of any annual bonus awarded to any executive officer to a maximum of 150% of the related target award.
No minimums or guarantees	To motivate our executives to perform under all circumstances.	Our NEOs have no guarantees or minimums related to base salary increases, bonuses or equity awards.
Few perquisites	To focus executives on performance elements of compensation.	Our executives participate in broad-based Company-sponsored benefits programs on the same basis as other full-time employees, except for the Executive Physical Medical Exam Program noted below.
No SERP	To focus executives on performance elements of compensation and long-term value creation.	Our executives participate in the same defined contribution retirement plan as other employees.
Risk Management	To conform to Integra’s brand promise to limit uncertainty.	We have a strong risk management approach involving a broad spectrum of departments with specific responsibilities assigned to management, the Board and the Board’s committees. We review how the Company assesses, addresses, and reports risk annually with the Board.
Independent Compensation Consultant	To obtain objective input to decision making	Our Committee uses the services of an independent compensation consultant that does not perform services for management.

Element	Purpose	Key Characteristics
Executive Physical Medical Exam Program	To strengthen a culture of health and ensure a holistic approach to our executive remuneration program	The recently implemented program (October 2013) provides payment for annual executive physical medical exams for executive officers. None of the executive officers completed such physical medical exams in 2013.

Philosophy

The Committee determines our executive compensation philosophy, which is to align each executive’s compensation with Integra’s short-term and long-term performance. Accordingly, we have designed our executive compensation programs to enhance Integra’s ability to attract, retain and engage executives who are essential to Integra’s continued growth and success, and reward them when they deliver strong performance.

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We linked our 2013 annual cash incentive program to financial metrics — including revenue, adjusted EBITDA, and Cash Flow — which we believe drive the profitability and growth of the Company and long-term shareholder return.

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Our long-term equity incentive awards are aligned with shareholder interests because they focus on performance — for grants and vesting — as well as retention, and facilitate long-term stock ownership.

•	In addition to stock ownership requirements for executive officers, our CEO and CFO hold certain equity grants whose payment is deferred until after they leave the Company.

•	All compensation actions are considered in the context of appropriately managing risk.

Overall, we design our compensation programs to attract and retain executives capable of (i) leading our Company, which is substantially more complex, international, and diversified in its business than other medical technology companies of comparable revenues, and (ii) growing our Company more rapidly than industry peers, consistent with our long-term objective to become a multi-billion dollar global, diversified, medical technology company.

In determining executive officer compensation for 2013, some decisions, such as targets, were made in advance, while others, such as the determination of no annual cash bonus awards for 2013 under the Bonus Plan and the long-term equity incentive awards, were made after performance could be evaluated. As a result, the Committee considered elements of the compensation for our NEOs at various times beginning in late 2012 and ending in early 2014.

Process for Determining Compensation and its Components

At the beginning of 2013, performance objectives were established for each executive officer along with variable pay target opportunities for cash incentives and long-term equity incentives. The Committee conducted a mid-year review of our CEO’s and CFO’s performance to assess the progress made on our financial performance and strategic initiatives. In the first quarter of 2014, the Committee completed a formal performance review for full-year 2013 for the CEO and each other executive officer. The Committee reviewed the performance of the CEO, and the CEO’s assessment of the executive officers, along with market data that the Company’s compensation consultants compiled, to determine each element of compensation for performance year 2013. As a result of this work, the Company took the following actions:

•	Base Salary Merit Increases: the 2013 merit increase budget for the U.S. for 2012 was 2.5%, and the 2014 merit increase budget for the U.S. for 2013 was 2.5%;

•	Annual Cash Incentives: as discussed above, the Company did not pay any cash bonuses to any participants for 2013 under the Bonus Plan;

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Long-Term Equity Incentives: as discussed above, executives received grants in 2013 of (i) 50% restricted stock vesting over three years, with the amount of the grant based on 2012 performance and (ii) 50%

performance stock units vesting over three years contingent on achieving one or more key performance metrics from 2013 through 2015. In addition, executives received grants in 2014 of (i) 50% restricted stock vesting over three years, with the amount of the grant based on 2013 performance and (ii) 50% performance stock units vesting over three years contingent on achieving one or more key performance metrics from 2014 through 2016; and

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CEO: In addition to receiving advice from the Committee’s independent compensation consultant, Towers Watson, the Committee considered the CEO’s 2012 performance when determining his 2013 compensation. Also, the Committee considered the Company’s and the CEO’s 2013 performance when determining his salary and equity grants in 2014. Further, the Committee determined the CEO’s 2014 equity grants after factoring in the CEO’s long-term performance, the Company’s desire to retain him, and the benefit of providing the CEO with an ongoing incentive to continue to improve the Company’s operational performance and total stockholder return in 2014 and over the long-term.

Components of Integra’s Executive Compensation

Integra’s executive compensation consists of fixed pay and variable pay, each of which includes cash and non-cash components. The chart below summarizes the various elements of Integra’s executive compensation, and the narrative that follows describes the most important elements and their purposes in greater detail.

Total Compensation: We consider total compensation for comparable roles at companies in medical technology, healthcare and general industry, based on the data obtained from published salary survey sources that we review, the proxy statements of the companies mentioned below and other materials that the Committee’s compensation consultant prepared relying upon such data. We use this data primarily to ensure that our executive compensation program as a whole is competitive.

We continue to emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance.

The following charts are designed to demonstrate the various components of our NEOs’ 2013 compensation which place a particular emphasis on variable pay. We believe that they are helpful in demonstrating the components of our NEOs’ compensation aligned with our philosophy.

Base Salaries: We establish salaries for new executives that reflect each executive’s experience, expertise, and compensation history as well as current competitive compensation data and internal comparisons. The Committee reviews base salaries of our NEOs annually, and considers approving increases as warranted by performance, market considerations and affordability.

Cash Incentives: As discussed above, the Company did not fund its cash incentive Bonus Plan for 2013 for any participants. As a result, no executive officer received a cash bonus in 2014 for 2013 performance.

Long-Term Equity Incentives: Our equity grants align executives with shareholder interests as we increasingly focus on performance as well as retention, and facilitate long-term stock ownership. The main terms and features of our equity grants include the following:

•	Restricted Stock Awards: Annual vesting over three years.

•	Restricted Stock Units: Granted to the CEO with three year vesting and deferral of payments until after departure.

•	Stock Options: Granted to the CEO as part of a balanced CEO package focused on creating long-term shareholder value.

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Performance Stock Units: Vesting over three years contingent on achieving revenue growth goals. As detailed in the discussion above, no vesting occurred in 2014 with respect to one-third of the shares covered by the performance stock units granted in 2013.

Equity Grant Practices

In addition to describing the types of grants the Company provides, we believe that a discussion of our practices surrounding our grants is useful to underscore the procedures behind the grants. The following is a summary of our practices:

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The Committee approves equity awards after it completes its annual review process for the individuals and bases its decisions, at its discretion, on their short-and long-term performance, the Company’s performance in the prior year, and the need to stay competitive in the market for executives.

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The Special Award Committee, consisting of our Chief Executive Officer, has authority (within specified limits) to approve equity-based awards to other managers, and typically approves annual awards during the first quarter, and throughout the year for strategic new hires, selected promotions, and key retention needs. We expect these practices to continue.

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In general, we have moved away from granting options to granting performance stock units, restricted stock or restricted stock units other than for our CEO. The Committee may nevertheless grant options to other executive officers if it determines to do so.

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We expect performance stock unit grants intended to constitute “qualified performance-based compensation” to be made within the first 90 days of the year consistent with the requirements of Section 162(m).

•	We make decisions to grant equity awards without regard to anticipated earnings or other major announcements by the Company.

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We require all NEOs and substantially all U.S.-based employees to have signed a non-competition agreement, or an employment or severance agreement with non-competition provisions, as a condition of receiving an equity award.

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The exercise price of our stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. This practice with respect to setting stock option exercise prices is consistent with the terms of our equity incentive plans.

•	Our 2003 Equity Incentive Plan provides that, without stockholder approval, no amendment may be made that would reprice outstanding awards.

Consideration for Equity Awards

We also believe it is helpful to describe the process that the Committee undertakes when determining these grants. The following is a summary of what the Committee considered.

•	The Committee considered the performance of the Company during 2012, potential performance of individuals over the short-and long-term and market considerations in determining actual grants in 2013.

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In March 2013, based on performance and market competitiveness, the value of the grant for 2012 performance to each executive officer below the CEO was delivered in the form of 50% restricted stock with annual vesting over three years and 50% performance stock units that vest over three years contingent on achieving pre-established revenue growth goals. The CEO was awarded a grant in the form of 50% performance stock units, 30% stock options and 20% restricted stock units.

•	In 2013, stock options were granted only to our CEO.

•	The Committee considered the performance of the Company during 2013, potential performance of individuals over the short-and long-term, and market considerations in determining grants in 2014.

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In March 2014, based on performance and market competitiveness, the value of the grant for 2013 performance to executive officers below the CEO was delivered in the form of 50% restricted stock with annual vesting over three years and 50% performance stock units that vest over three years contingent on achieving pre-established revenue growth goals. The CEO was awarded a grant in the form of 50% performance stock units, 30% stock options and 20% restricted stock units.

Stock Ownership Guidelines and Retention Requirements: All of our NEOs have met their stock ownership guidelines and retention requirements.

Benefits: Our executives participate in our benefits offerings on the same basis as all other employees except for the recently created Executive Physical Medical Exam Program that was established in October 2013 which was formed in order to strengthen a culture of health and foster a holistic approach to our executive remuneration program. The program provides payment for annual executive physical medical exams for our executives. In 2013, the Company paid $21,975 for the program. However, none of the executives completed such physical medical exams during the remainder of 2013 following the commencement of the program in October 2013 because of competing priorities at the end of the year. Each executive is encouraged to complete an exam in 2014, and several have already done so.

Perquisites: We provide our NEOs with very few perquisites and other benefits not generally available to other employees.

See “Annual Review of Compensation” for additional information, including a description of the goals and each executive’s achievements.

Our Peer Group and the Markets in Which We Compete

As one of several factors in considering approval of Integra’s compensation programs, the Committee compares Integra’s compensation programs and performance against those maintained by an approved peer group of companies. The compensation peer group, which is periodically reviewed and updated by the Committee, consists of companies that are similar in size (revenue and market capitalization) and in the same industry as Integra and with whom Integra may compete for executive talent.

In selecting the peer companies in 2012, the Committee evaluated business comparability—in terms of complexity of products and manufacturing processes, number and variety of product lines, technical complexity, and global reach — as well as considering where Integra competes for executive talent and the size of the organizations in terms of revenue and market capitalization. In 2013, after reviewing all of the relevant criteria, Towers Watson did not propose any changes to the Company’s peer group from 2012, and the Committee, after review and consideration, concurred. The peer group consists of the following companies:

Integra’s Peer Group
Alere Inc.	Masimo Corporation
C.R. Bard, Inc.	NuVasive, Inc.
CareFusion Corporation	Orthofix International
CONMED Corporation	ResMed Inc.
Edwards Lifesciences Corporation	Symmetry Medical Inc.
Greatbatch, Inc.	Teleflex Inc
Haemonetics Corporation	The Cooper Companies, Inc.
Hill-Rom Holdings, Inc.	Thoratec Corporation
Hologic, Inc.	Wright Medical Group, Inc.
Invacare Corporation	Zimmer Holdings, Inc.

Other industry-related companies were considered but excluded from our peer group because we believe their product portfolios are not comparably diversified.

Annual Review of Compensation

We make decisions regarding NEO compensation (salary increases, bonus payments and equity grants) in connection with our annual performance review process. The 2014 annual equity grants are based on the performance of the Company in 2013, the performance of individuals over the short-and long-term, market considerations, each respective executive’s long-term potential, and the Committee’s desire to provide adequate incentive to motivate the executive’s continued performance.

For fiscal year 2013, we completed our review process for all of our executive officers in February 2014 and made the equity awards in March. Thus, pursuant to the SEC rules, the equity grants awarded to these executives in 2014 for 2013 performance do not appear in the Summary Compensation Table for 2013. The Company accounts for equity in accordance with FASB ASC Topic 718. We anticipate that we will adhere to a similar timetable for the annual reviews of performance and compensation for our executive officers in future years.

The following discussion sets forth the Committee’s actions for 2013 and, to the extent already taken, for certain 2014 items. See “Compensation of Executive Officers” and the tables and footnotes in that section for complete information.

Peter J. Arduini, President and Chief Executive Officer

In early 2013, the Committee and Mr. Arduini established a series of financial and operational objectives for the 2014 year. At the beginning of 2014, the Committee conducted a formal review of Integra’s performance and Mr. Arduini’s 2013 performance with a focus on these key financial and other quantitative metrics as well as important qualitative objectives. This assessment of performance in 2013 and over the long-term, along with a review of competitive compensation as well as his specific accomplishments as described below, served as the basis for decisions regarding Mr. Arduini’s compensation.

Performance Highlights Include

In Mr. Arduini’s second year as President and CEO, Integra executed and delivered on key strategic, operational, and talent management priorities and recovered well from the challenges presented early in the year. Mr. Arduini managed the business well, increased value for stockholders and improved the overall infrastructure of the Company to position it for future growth. The Committee considered the following accomplishments in rendering its assessment:

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One-year total return to stockholders for 2013 was 22.4% (compared to 25.7% for our peer group) and two-year total return to stockholders for 2012 and 2013 was 54.8% (compared to 49.5% for our peer group);

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Closed out the FDA Warning Letter related to our Plainsboro, New Jersey manufacturing facility, and made significant improvements to the quality system in our Añasco, Puerto Rico facility in response to the FDA Warning Letter for that facility;

•	Announced the strategically important acquisition of the DuraSeal® product line from Covidien, the largest in the Company’s history;

•	Successfully raised over $150 million through the completion of a public offering of common stock, which allowed us to reduce our debt as a proportion of operating earnings;

•	Completed patient enrollment in the clinical study of Integra® Dermal Regeneration Template for the treatment of diabetic foot ulcers;

•	Improved our regenerative medicine manufacturing and supply, including increasing product yields and overall capacity;

•	Discontinued low-growth, low-margin products to refine our overall portfolio and better focus our resources on growth;

•	Continued the reduction of the manufacturing and distribution footprint of the Company through site closures and consolidation efforts, which has lowered costs;

•	Launched over 20 new products globally;

•	Expanded our international sales efforts, including increasing the size of our direct sales force in Europe and filing over 50 international product registrations;

•

Increased the benefits from our recently established centralized sourcing group to optimize our purchases globally and by division, realizing significant annual savings in the purchase of goods and services;

•	Made substantial progress toward implementing our global enterprise resource management system;

•	Strengthened our ability to collaborate and manage projects by developing the program management skills of our employees worldwide;

•

Outlined a series of strategic initiatives for 2014 designed to support future growth, focusing on the areas of growth and margin improvement, optimizing our organizational structure, systems and processes, developing our people and enhancing our overall commitment to quality and regulatory compliance; and

•

The Committee also considered his leadership, especially in light of the challenging economic and regulatory environment, as well as his key achievements relating to strategy, executive recruitment and employee development, and process improvement.

The Committee approved compensation actions for Mr. Arduini as follows:

Base Salary

•

2013: An increase in base salary of $85,000 or 11.7% to $810,000 effective April 1, 2013 (Integra’s global salary increase effective date) to reflect Mr. Arduini’s strong performance in 2012 and to bring his base closer to the peer group median.

•	2014: An increase in base salary of $24,300 or 3% to $834,300 effective April 1, 2014 (Integra’s global salary increase effective date) as a result of Mr. Arduini’s accomplishments discussed above.

Annual Cash Incentive

•	Mr. Arduini’s employment agreement provides for a target bonus opportunity of 110% of base salary in 2013.

•	For 2013, the Committee did not award Mr. Arduini a cash bonus for 2013 performance in 2014 because financial results were below the minimum performance levels pursuant to the Bonus Plan.

Long-Term Equity Incentive

•

The Company’s philosophy is to tie a significant portion of annual equity awards to performance. The Committee and management consider stock options and performance stock units as performance-based equity and have granted Mr. Arduini 80% of his annual equity award in performance-based equity in each of the past two years (50% performance stock units and 30% stock options).

•

2013 Annual Grant: Based on Mr. Arduini’s short-and long-term performance, retention and competitive considerations, the Committee approved a grant of $1,500,000 allocated as follows: (i) 20% in the form of restricted stock units with annual vesting over three years and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination; (ii) 30% in the form of non-qualified stock options; and (iii) 50% in the form of performance stock units with a three-year performance period (revenue growth goals) and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination. That equity was granted in the following forms and amounts: in March 2013, (i) 7,644 shares of restricted stock units valued at $300,000 (with annual vesting over three years) and (ii) 19,109 shares of performance stock units valued at $750,000 (with vesting subject to a three-year performance period (revenue growth goals) and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination) representing 50% of the value of his $1,500,000 annual equity award for 2012, and May 2013, (iii) we granted Mr. Arduini 32,468 options with a grant date fair value equal to $450,000 (with an eight-year term and vesting one-third of the amount on the first anniversary of the grant date and in monthly installments thereafter though the completion of the third anniversary of such date).

•

Other 2013 Equity Grant: In March 2013, for the strong performance he delivered in his first year as CEO, we also granted to Mr. Arduini (i) 8,758 shares of restricted stock valued at $343,750 (with annual vesting over three years) representing 50% of the equity-based portion of his annual bonus award for 2012, and (ii) 8,758 shares of performance stock units valued at $343,750 (with vesting subject to a three-year performance period (revenue growth goals)) representing the remaining 50% of the equity-based portion of his annual bonus award for 2012.

•

2014 Annual Grant: Based on Mr. Arduini’s short-and long-term performance taking 2013 into account, retention, and market considerations, the Committee approved a grant of $3,500,000, which was granted in March 2014, allocated as follows: (i) 20% in the form of restricted stock units with annual vesting over three years and a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination; (ii) 30% in the form of non-qualified stock options; and (iii) 50% in the form of performance stock units with a three-year performance period (revenue growth goals). The value of the March 2014 equity grant aligns with the median of the peer group and emphasizes the importance of aligning CEO compensation with stockholder interests and rewards Mr. Arduini for significant accomplishments the Company made under his leadership.

•

The underlying shares for the restricted stock unit grants will be deferred and will be delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. No vesting of the performance stock units granted in 2013 has yet occurred in 2014 because the Company did not achieve the pre-established revenue growth performance goal.

Mr. Arduini’s Compensation for 2013

The Company’s overall approach to Mr. Arduini’s compensation is consistent with the Company’s compensation philosophy in rewarding his strong leadership and individual performance, which is highlighted by his accomplishments as stated above, in light of the challenges the Company faced in 2013 (primarily in the first four months of the year), while, at the same time, providing Mr. Arduini with significant equity incentives so as to further ensure both his alignment with the interests of the stockholders and his retention (as a significant portion of Mr. Arduini’s compensation has a deferral feature pursuant to which Mr. Arduini will not receive the applicable shares of Integra stock until thirty days after the six-month period following his departure from the Company). The Committee determined that the Company made significant improvements and progress under Mr. Arduini’s leadership in 2013. Accordingly, in 2014 the Company awarded Mr. Arduini a market competitive compensation package, substantially in the form of performance-based equity (80%) in order to retain Mr. Arduini as well as recognize his leadership of the Company and positioning Integra for future growth.

Mr. Arduini’s reported total compensation decreased from approximately $8.5 million in 2012 to approximately $3.0 million in 2013, a 65% or approximately $5.6 million decrease in total compensation as illustrated in the Summary Compensation Table as well as the table below. The reasons for such a substantial decrease in total compensation was primarily the result of the fact that his 2012 compensation included a non-recurring one-time CEO promotional grant totaling approximately $6.2 million, and secondarily because Mr. Arduini did not earn a cash incentive payment for 2013. When the Committee examined Mr. Arduini’s total compensation for the years 2012 and 2013 and his target compensation for 2014, as well as taking into account the non-recurring grant in 2012, the Committee determined that in order to ensure that Mr. Arduini’s total compensation opportunities remained competitive with the market, and to recognize the leadership that he demonstrated through the challenges faced by the Company in 2013, the Committee awarded him a $3,500,000 equity grant which was granted in March 2014. In addition, the Committee approved a 3% base salary increase for 2014. For 2012, 2013 and 2014, a substantial majority of his compensation is at risk and dependent upon future performance (80% of his 2013 and 2014 equity grants are performance-based). The following chart outlines the breakdown of Mr. Arduini’s compensation for 2012 and 2013 as shown in the Summary Compensation Table, as well as his compensation received in March 2014 for his 2013 performance.

John B. Henneman III, Corporate Vice President, Finance and Administration and Chief Financial Officer

Mr. Henneman’s performance objectives were derived from Mr. Arduini’s, and included the same financial objectives.

The Committee considered Mr. Henneman’s performance against objectives, overall contribution, and need to retain him in rendering its assessment. The Committee noted Mr. Henneman’s strong rapport with the financial community, his team’s leadership during the 2013 financing and acquisition of the DuraSeal® product line, and his broad responsibilities beyond the financial organization including the Legal, Information Systems, and Business Development functions and the Company’s private label business, all of which delivered strong performance in 2013.

The Committee’s actions for 2013 include:

Base Salary: Mr. Henneman’s base salary was automatically restored to $550,000 effective January 1, 2013 following a temporary salary reduction in 2012. For his 2013 performance, the Committee increased Mr. Henneman’s salary by 2% to $561,000 effective April 1, 2014.

Annual Cash Incentive: While the Committee approved a target bonus of 90% of base salary for Mr. Henneman for 2013, the Committee did not award Mr. Henneman a cash bonus for 2013 performance in 2014 because financial results were below the minimum performance levels pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

March 2013: $1,000,000 grant delivered as follows: (i) 50% in the form of restricted stock (12,739 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of performance stock units (12,739 shares of performance stock units) with a three-year performance period (based on the achievement of revenue growth goals). No performance stock units granted in 2013 vested in 2014 because the Company did not achieve its 2013 performance goal.

•

March 2014: $1,500,000 grant delivered as follows: (i) 50% in the form of restricted stock with annual vesting over three years; and (ii) 50% in the form of performance stock units with a three-year performance period (based on the achievement of revenue growth goals) based on retention purposes as well as the desire to motivate Mr. Henneman to improve the Company’s performance.

Other: Mr. Henneman’s employment agreement was renewed in 2013 extending the term through January 4, 2015. Please see details under “2013 Employment Agreement Matters.”

Robert T. Davis, Jr., Corporate Vice President and President — Neurosurgery

Mr. Davis has made strong contributions as President of our Neurosurgery business since joining Integra from Baxter Healthcare in 2012. Mr. Davis led our Neurosurgery business to strong performance in 2013, with increases in revenue despite a significant recall of duraplasty products (and subsequent product shortages, which we have addressed) and a corresponding loss of customers, most of whom the division succeeded in regaining under Mr. Davis’ leadership. The Committee considered that the Neurosurgery division was most directly affected by that recall, leading to missing revenue and margin targets. Mr. Davis displayed strong leadership of the commercial and product development functions during this challenging time, which includes ensuring retention of our Neurosurgery sales force in addition to customers. Mr. Davis also played a key leadership role in the acquisition and planning for the integration of DuraSeal® and has also contributed to upgrading talent in Quality Assurance and Research & Development in his division.

Base Salary: The Committee increased Mr. Davis’ base salary by 2.1% to $337,000 effective April 1, 2013 for his 2012 performance. In addition, based on 2013 performance, the Committee increased his salary for 2014 by 3.1%, to $347,500 effective April 1, 2014.

Annual Cash Incentive: Mr. Davis had a target bonus opportunity of 37.5% of base salary for performance year 2013. For 2013, the Committee did not award Mr. Davis a cash bonus for 2013 performance in 2014 because financial results were below the minimum performance levels pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

March 2013: The Committee granted equity compensation valued at $125,000 in March 2013 based on performance and market considerations and was delivered as: (i) 50% in the form of restricted stock (1,593 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of performance stock units (1,593) with a three-year performance period (based on the achievement of revenue growth goals). No vesting of the performance stock units granted in 2013 took place in 2014 because the Company did not achieve its 2013 performance goal.

•

July 2013: The Committee granted equity compensation valued at $50,000 in July 2013 based on Mr. Davis’ employment terms with the Company in the form of 1,320 shares of restricted stock with annual vesting over three years.

•

March 2014: $278,025 grant delivered as follows: (i) 50% in the form of restricted stock with annual vesting over three years; and (ii) 50% in the form of performance stock units with a three-year performance period (based on the achievement of revenue growth goals) based on retention purposes as well as the desire to motivate Mr. Davis to improve the Company’s performance.

Richard D. Gorelick, Corporate Vice President, General Counsel, Administration and Secretary

Mr. Gorelick is the General Counsel and Corporate Secretary and manages the Law Department, Environmental, Health and Safety, Risk Management and Corporate Communications. In assessing his performance, the Committee considered Mr. Gorelick’s leadership role in the Company’s response to the FDA warning letter for the Añasco, Puerto Rico facility, our voluntary product recall and other FDA matters, his role in our refinancing, managing litigation and employment law matters, on-going commercial matters and compliance. Based on his contributions in these areas, the Committee approved the following compensation actions:

Base Salary: The Committee increased Mr. Gorelick’s base salary by 3.5% to $358,938 effective April 1, 2013 for 2012 performance. For his 2013 performance, the Committee increased Mr. Gorelick’s salary by 2%, to $366,188 effective April 1, 2014.

Annual Cash Incentive: Mr. Gorelick had a target bonus opportunity of 35% of base salary for performance year 2013. For 2013, the Committee did not award Mr. Gorelick a cash bonus for 2013 performance in 2014 because financial results were below the minimum performance levels pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

March 2013: The Committee granted equity compensation valued at $139,000 in March 2013 based on performance and market considerations, and was delivered as: (i) 50% in the form of restricted stock (1,771 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of performance stock units (1,771 shares of performance stock units) with a three-year performance period (based on the achievement of revenue growth goals). No vesting of the performance stock units granted in 2013 took place in 2014 because the Company did not achieve its 2013 performance goal.

•

March 2014: The Committee granted equity compensation valued at $251,257, delivered as follows: (i) 50% in the form of restricted stock with annual vesting over three years; and (ii) 50% in the form of performance stock units with a three-year performance period (based on the achievement of revenue growth goals) based on retention purposes as well as the desire to motivate Mr. Gorelick to improve the Company’s performance.

Brian Larkin, Corporate Vice President and President, Global Spine and Orthobiologics and Head of Strategic Development

Mr. Larkin leads our Global Spine and Orthobiologics businesses, as well as Enterprise Sales and Marketing. In 2013, a challenging Spine market and execution issues caused us to miss our Spine hardware revenue target by 13.5% and our Orthobiologics revenue target by 5.1%. During 2013, Mr. Larkin played a key role in establishing the Enterprise Sales and Marketing function which is an integral part in our strategy of establishing and expanding our footprint in Integra’s largest and most important key accounts. He also contributed to defining our new Chief Scientific Office organization and regenerative medicine strategy.

Base Salary: The Committee increased Mr. Larkin’s salary for 2013 for 2012 performance by 2.1%, to $338,500 effective April 1, 2013. For his 2013 performance, the Committee increased Mr. Larkin’s salary by 1.5%, to $343,577 effective April 1, 2014.

Annual Cash Incentive: Mr. Larkin had a target bonus opportunity of 37.5% of base salary for performance year 2013. For 2013, the Committee did not award Mr. Larkin a cash bonus for 2013 performance in 2014 because financial results were below the minimum performance levels pursuant to the Bonus Plan.

Long-Term Equity Incentive:

•

March 2013: The Committee granted equity compensation valued at $130,000 in March 2013 based on performance and market considerations, and was delivered as: (i) 50% in the form of restricted stock (1,657 shares of restricted stock) with annual vesting over three years; and (ii) 50% in the form of performance stock units (1,657 shares of performance stock units) with a three year performance period (based on the achievement of revenue growth goals). No vesting of the performance stock units granted in 2013 took place in 2014 because the Company did not achieve its 2013 performance goal.

Oversight and Authority over Executive Compensation

Role of the Compensation Committee and its Adviser

The Committee oversees and provides strategic direction to management regarding Integra’s compensation for executive officers. It determines the compensation of the CEO, and reviews and approves the compensation of the remaining executive officers.

Each Committee member is an independent non-employee director with experience in executive compensation matters.

Since 2006, the Committee has retained Towers Watson as a consultant on executive compensation matters. Towers Watson provides analyses and recommendations that inform the Committee’s decisions, evaluates market data compiled by management’s consultants, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various management proposals presented to the Committee related to executive compensation, and works with the Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.

Pursuant to SEC rules, the Committee has reviewed the SEC independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent Towers Watson from independently representing the Committee. In 2013, Towers Watson provided consulting services only to the Committee.

Towers Watson periodically meets with the Committee chair and the Committee in Executive Session outside the presence of management.

The Committee met nine times in 2013; the Committee also meets periodically in an executive session. The Committee’s independent advisers participated in several of the Committee’s meetings and, when requested by the Committee chair, in the preparatory meetings.

Role of Chief Executive Officer and Management in Executive Compensation

Our Chief Executive Officer provides significant input on the compensation for his direct reports and other NEOs — beginning with an annual review of performance — including merit increases, cash incentive payments, and long-term equity incentive awards. In addition, he attends meetings of the Committee, except when the Committee meets in executive session without the CEO present, to discuss the CEO’s performance and compensation. As discussed under “Annual Review of Compensation,” the Committee approves the compensation of the NEOs, taking into consideration the recommendations of our CEO.

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The Chief Human Resources Officer (CHRO) and members of Integra’s human resources organization, together with members of the finance and legal organizations, work with the CEO to assist the Committee in designing and developing compensation programs, to recommend changes to existing plans and programs applicable to NEOs and other senior executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials to assist the Committee in making its decisions, to recommend compensation actions for NEOs other than the CEO and, ultimately, to implement the decisions of the Committee.

During 2013, the Company engaged Compensation Advisory Partners LLC (“CAP”) as the Company’s compensation consultant. CAP worked with the CHRO and her team to develop market data and to assist in the design and development of Integra’s 2014 executive compensation programs for submission to the Committee and the Committee’s compensation consultant for the Committee’s consideration.

Tax and Accounting Matters

Tax

Section 162(m) limits the deductibility of compensation paid to the CEO and certain executive officers (other than the CFO) to $1,000,000 per year unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). Although the Company maintains plans that are intended to permit the award of deductible compensation under Section 162(m), the Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts with the intention of preserving the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives.

The Committee also endeavors to structure executive officers’ compensation in a manner that is either compliant with, or exempt from the application of Section 409A of the Internal Revenue Code, the provisions of which may impose additional taxes to employees.

Accounting

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options, restricted stock, restricted stock units, performance stock units and other forms of equity compensation). The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Although the Committee generally considers the tax and accounting implications of its compensation decisions, the primary drivers for determining the amount and form of executive compensation are the attraction, motivation and retention of executive talent rather than the Internal Revenue Code or accounting requirements.

Post-Employment Arrangements

We have entered into employment agreements with our President and Chief Executive Officer and our Chief Financial Officer. The employment agreements provide for payments if we were to terminate them other than for “Cause” or if the executive were to terminate his employment for “Good Reason” (each, as defined in the applicable employment agreement), and provide for additional payments if the executive’s employment is terminated under these circumstances following a change in control.

In January 2012, we entered into a two-year severance agreement with Mr. Gorelick following the expiration of his prior agreement. Mr. Gorelick’s severance agreement provided for a payment of one times the sum of his base salary and target cash bonus if we terminated his employment for a reason other than death, “Retirement”, “Disability” or “Cause” or if he terminates his employment with the Company for “Good Reason” (each as defined in his agreement). Mr. Gorelick’s severance agreement expired on December 31, 2013.

Currently, we do not have severance agreements with Mr. Gorelick, Mr. Davis or Mr. Larkin providing for post-termination payments and/or benefits.

Details of the severance provisions are described in “Potential Payments Upon Termination of Change in Control.” See “Employment Agreements and Severance Agreement Matters” for additional information.

Employment Agreement and Severance Agreement Matters

Peter J. Arduini

The Company initially determined to enter into an employment agreement with Mr. Arduini in order to recruit him from a highly compensated, senior position at Baxter International, a global medical device company with almost $14 billion in annual revenues in 2011, to induce him to relocate his family, to provide some security commensurate with the risks undertaken in such a considerable career and geographic move, and to provide him with appropriate incentives to help the Company grow. The Company amended that agreement upon Mr. Arduini’s succession to President and Chief Executive Officer to provide him with an appropriate blend of incentives and severance payments to reflect his greater responsibilities and address the risks undertaken with such a position.

The terms of the amended employment agreement, as in effect in 2013 are described below.

The amended employment agreement is set to expire in December 31, 2014, and provides that Mr. Arduini would receive (i) an annual base salary of $725,000, with increases subject to the Committee’s discretion, with annual increases targeted at $30,000, (ii) a promotional award on January 3, 2012 of restricted stock units covering 118,363 shares of common stock and vesting annually over three years, (iii) a promotional award on March 1, 2012 of nonqualified options covering 206,719 shares of common stock with an eight-year term, (iv) a target bonus opportunity for 2012 and future years of 110% of base salary, based on achievement of performance objectives determined by the Committee with a range from 50% of base salary (if threshold performance goals are achieved) to a maximum of 150% of base salary, (v) reimbursement of up to $15,000 in legal fees incurred in connection with the negotiation of the amended employment agreement and (vi) discretionary annual equity awards commencing in 2012 with an aggregate target value of at least $1,250,000, allocated 70% in restricted stock units, which are subject to his continued employment, with annual vesting over three years and 30% in non-qualified stock options with an eight-year term.

Once vested, the shares underlying the RSU grants will be deferred and delivered to Mr. Arduini within the 30-day period immediately following the six-month anniversary of his separation from service. The unvested restricted stock units are subject to accelerated vesting upon Mr. Arduini’s death or disability or upon a “Change in Control” of the Company (as defined in the agreement). Subject to Mr. Arduini’s continued service with the Company, the options will vest as follows: one-third of the shares vest on the first anniversary of the option grant date and the remaining shares vest monthly thereafter over the subsequent 24 months, except that the vesting schedule for the promotional option grant uses the January 3, 2012 promotion date instead of the grant date. In addition, the options will vest in full upon Mr. Arduini’s death or disability or upon a “Change in Control” of the Company.

If Mr. Arduini’s employment with the Company is terminated by the Company for a reason other than death, “Disability” or “Cause” or Mr. Arduini terminates his employment with the Company for “Good Reason” (each as defined in the amended employment agreement), the Company will pay to him a lump sum cash severance amount equal to 1.5 times the sum of his annual base salary and target bonus, each as of his last day of active employment. In addition, in general, the Company will pay him monthly cash payments equal to the Company’s cost of COBRA and life insurance premiums for up to eighteen months following the termination date. If within 18 months of a Change in Control of the Company, Mr. Arduini’s employment with the Company is terminated by the Company for a reason other than death, Disability or Cause or he terminates employment with the Company for Good Reason, the Company will pay to him a lump sum cash payment equal to 2.99 times the sum of his annual base salary and target bonus, each as of his last day of active employment. In addition, in general, the Company will pay him monthly cash payments equal to the Company’s cost of COBRA and life insurance premiums during the period ending not later than the last day of the scheduled employment term. Mr. Arduini’s employment agreement does not provide for any tax gross-up provisions.

Pursuant to a letter agreement dated February 19, 2013, Mr. Arduini and the Company agreed that any annual equity award for 2012 for Mr. Arduini (granted in 2013) shall be allocated as follows:

•

20% of the denominated value of such annual equity award shall be in the form of contract stock/restricted units with annual vesting over three years and a deferral feature that provides the awards will be paid following the six-month anniversary of Mr. Arduini’s termination;

•	30% of the denominated value of such annual equity award shall be in the form of non-qualified stock options; and

•

50% of the denominated value of such annual equity award shall be in the form of performance stock units with a deferral feature that provides the award will be paid following the six-month anniversary of Mr. Arduini’s termination, and other terms as determined by the Committee.

In addition, the letter agreement provided that the amount of any bonus for 2012 performance for Mr. Arduini that exceeded $400,000 shall be paid in the form of equity awards as follows:

•

50% of the denominated value shall be paid in the form of performance stock units with a three-year performance period, based on the attainment of revenue growth goals and other terms as determined by the Committee; and

•	50% of the denominated value shall be paid in the form of restricted stock with annual vesting over three years.

Also, any future equity awards granted to Mr. Arduini will be in such form and contain such terms as the Committee shall determine.

John B. Henneman, III

We have entered into a series of employment agreements and/or amendments with Mr. Henneman since the inception of his employment with the Company in 1998 (when he began his career here as Vice President and General Counsel). Prior to joining the Company, Mr. Henneman was elected to the partnership of Latham & Watkins LLP and the general counsel and then chief executive officer of a publicly held medical device company. Based on the breadth and depth of his experience, his other career possibilities, the desire to motivate him to help grow the Company profitably and retention, the Company continued its practice of entering into employment agreements with Mr. Henneman, with the result that the Company has grown and increased its profitability during his tenure.

On October 12, 2010, we amended Mr. Henneman’s employment agreement with the Company, eliminating all gross-up provisions and providing for one-year extensions unless either party provides at least six months advance notice of nonrenewal. In addition, the October 2010 amendment provided that if his employment terminates as a result of the Company’s nonrenewal of the term, the termination would be treated for severance purposes the same as a termination by the Company without “Cause” (as described below).

The October 2010 amendment did not change Mr. Henneman’s annual bonus opportunity target of 50% of his base salary.

If (i) the Company terminates Mr. Henneman’s employment for a reason other than death, “Disability” or “Cause,” (ii) Mr. Henneman terminates his employment with the Company for “Good Reason” (each as defined in the employment agreement), or (iii) Mr. Henneman’s employment terminates as a result of the Company’s non-renewal of the term of his employment agreement, the Company will pay to him a lump sum cash payment equal to the sum of his base salary and target bonus and monthly payments of the Company’s cost of COBRA and life and disability insurance premiums during a specified period (typically one year).

If within 12 months of a “Change in Control” of the Company (as defined in the employment agreement), (i) Mr. Henneman’s employment with the Company is terminated by the Company for a reason other than “Cause,” (ii) Mr. Henneman terminates his employment with the Company for “Good Reason,” or (iii) Mr. Henneman’s employment terminates as a result of the Company’s non-renewal of the term of his employment agreement, the Company will pay to him a lump sum payment equal to 2.99 times the sum of his base salary and target bonus and monthly premiums of the Company’s cost of COBRA and life and disability insurance premiums (typically until December 19 of the year following the termination of service), as well as reasonable legal fees and expenses as a result of any such termination.

Pursuant to a letter from Mr. Henneman to the Company, in February 2012, Mr. Henneman requested and the Company agreed that, effective as of March 17, 2012, his 2012 annual base salary rate would be reduced to this 2011 annual base salary from $550,000 to $525,000 per year. He also agreed that neither this change nor any related action taken by the Company would constitute a breach of, or “Good Reason” (as defined in his employment agreement) for purposes of, his employment agreement or any other agreement between him and the Company.

In 2013, Mr. Henneman’s annual base salary was restored back to $550,000 per year, the amount previously designated in his agreement for his 2012 annual base salary. In addition, his employment agreement was renewed for an additional year, extending the term through January 4, 2015.

Richard D. Gorelick

In January 2012, we entered into a two-year severance agreement with Mr. Gorelick following the expiration of his prior agreement. Mr. Gorelick’s severance agreement provided for a payment of one times the sum of his base salary and target cash bonus if we terminated his employment for a reason other than death, “Retirement”, “Disability” or “Cause” or if he terminated his employment with the Company for “Good Reason” (each as defined in his agreement). Mr. Gorelick’s severance agreement expired on December 31, 2013.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated into our 2013 Annual Report on Form 10-K.

The Compensation Committee of the Board of Directors

KEITH BRADLEY (CHAIR) BARBARA B. HILL DONALD E. MOREL, JR.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation paid to our current President and Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers, based on total compensation earned during 2013.

Name and Principal Position (a)	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)		Total ($)
	(b)	(c)	(d)		(e)		(f)		(g)	(h)	(i)		(j)

Peter J. Arduini	2013	787,115	—		1,737,558	(6)(7)	450,006	(8)(7)	—	—	3,825		2,978,504
President and Chief	2012	722,116	—		4,544,802	(9)	2,826,104	(10)	400,000	—	17,647	(11)	8,510,669
Executive Officer and Director (5)	2011	600,000	400,000	(12)	—		—		—	—	157,213	(13)	1,157,213

John B. Henneman, III	2013	549,423	—		1,000,012	(15)(7)	—		—	—	4,125		1,553,560
Corporate Vice	2012	530,289	—		2,196,928	(16)	—		275,000	—	4,125		3,006,342
President, Finance and Administration, and Chief Financial Officer (14)	2011	524,519	—		—		—		—	—	4,125		528,644

Robert T. Davis, Jr Corporate Vice President, President — Neurosurgery (17)	2013	335,115	—		175,065	(18)(7)	—		—	—	4,125		514,305

Richard D. Gorelick	2013	355,670	—		139,024	(15)(7)	—		—	—	4,125		498,819
Corporate Vice President, General Counsel, Administration and Secretary (19)	2012	345,231	—		180,026		—		138,720	—	4,125		668,102

Brian Larkin Corporate Vice President, President — Global Spine & Orthobiologics & Head of Strategic Development (20)	2013	336,615	—		130,075	(15)	—		—	—	4,125		470,815

(1)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 7, “Stock Purchase and Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	The amounts in column (g) reflect cash awards for 2012 earned as a discretionary bonus or pursuant to employment agreements. No awards were paid to the executives for 2013 pursuant to the Performance Incentive Compensation Plan. See “ — Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(4)	Unless otherwise indicated, the amounts in this column consist of matching contributions made by the Company under the Company’s 401(k) plan. The aggregate amount of perquisites and other personal benefits for each named executive officer except Mr. Arduini (for 2011 and 2012) was less than $10,000.

(5)	Mr. Arduini was appointed President and Chief Executive Officer, effective as of January 3, 2012. He served as President and Chief Operating Officer until January 3, 2012.

(6)

This amount reflects the aggregate grant date fair value of the following grants made pursuant to a letter agreement between Mr. Arduini and the Company: (i) an award of contract stock/restricted units granted on March 25, 2013 as part of his 2012 annual equity award, (ii) an award of performance stock units granted on March 25, 2013 as part of his 2012 annual equity award, (iii) an award of performance stock units granted on March 25, 2013 for his 2012 performance as part of his bonus for 2012 and (iv) a restricted stock award granted on March 25, 2013 as part of his bonus for 2012.

(7)	The executive’s 2014 equity awards for 2013 performance are not reflected in the table because the Company granted the awards in 2014. See “ — Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(8)	This amount reflects the aggregate grant date fair value of a nonqualified stock option award granted on March 25, 2013 to Mr. Arduini as part of his annual equity award for 2012.

(9)	This amount reflects the aggregate grant date fair value of the following grants made pursuant to the Arduini Employment Agreement: (i) an award of contract stock/restricted units granted in January 2012 in connection with Mr. Arduini’s promotion to Chief Executive Officer, (ii) an award of contract stock/restricted units granted in February 2012 to Mr. Arduini for his 2011 performance as part of his bonus for 2011 and (iii) an award of contract stock/restricted units granted on February, 21 2012 to Mr. Arduini for his 2011 performance.

(10)	This amount reflects the aggregate grant date fair value of the following grants made pursuant to Mr. Arduini’s employment agreement: (i) a nonqualified stock option award granted to Mr. Arduini in March 2012 in connection with his promotion to Chief Executive Officer and (ii) a nonqualified stock option award granted to Mr. Arduini in March 2012 for his 2011 performance.

(11)	This amount consists of (a) $3,750 of Company matching contributions made to the Company’s 401(k) Plan and (b) $13,897 for legal fees incurred in connection with the amendment of his employment agreement. The Company did not pay any tax gross up in connection with the payment of the legal fees.

(12)	The Company paid Mr. Arduini this amount as the minimum cash bonus required for 2011 pursuant to the terms of his employment agreement.

(13)	This amount consists of (i) $3,329 of Company matching contributions made to the Company’s 401(k) plan and (ii) $153,884 for moving and relocation expenses. Of these expenses, $31,424 was for moving, $38,486 was for travel and $65,322 was for closing costs (but no home buyout). The Company did not pay any tax gross ups in connection with the reimbursement of these expenses.

(14)	Mr. Henneman was appointed Corporate Vice President, Finance and Administration, and Chief Financial Officer on December 1, 2012.

(15)	This amount reflects the aggregate grant date fair value of the following grants made on March 25, 2013 to the executive for his 2012 performance as part of his bonus for 2012: (i) an award of performance stock units and (ii) a restricted stock award.

(16)	This amount reflects the aggregate grant date fair value of (i) a restricted stock award granted in February 2012 to Mr. Henneman for his 2011 performance in connection with the Compensation Committee’s decision to not pay him a cash bonus award for 2011 and (ii) a restricted stock award and an award of performance stock, both granted in December 2012 to Mr. Henneman for his 2012 performance and as a transition to annual equity awards for him.

(17)	Mr. Davis was appointed Corporate Vice President, President—Neurosurgery on December 1, 2012.

(18)	This amount reflects the aggregate grant date fair value of the following grants made to Mr. Davis: (i) an award of performance stock units granted on March 25, 2013 for his 2012 performance as part of his bonus for 2012, (ii) a restricted stock award granted on March 25, 2013 for his 2012 performance as part of his bonus for 2012 and (iii) a restricted stock award granted on July 9, 2013, the first anniversary of his date of hire, pursuant to his employment terms with the Company.

(19)	Mr. Gorelick was appointed Corporate Vice President, General Counsel, Administration and Secretary on December 1, 2012.

(20)	Mr. Larkin was appointed Corporate Vice President, President — Global Spine & Orthobiologics & Head of Strategic Development on December 1, 2012.

Grants Of Plan-Based Awards

The following table presents information on annual incentive opportunities and equity awards granted under the Company’s 2003 Equity Incentive Plan.

Name (a)	Grant Date (b)	Date of Comp. Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)

Peter J. Arduini	03/25/2013	02/19/2013					19,109	(5)							750,028
	03/25/2013	02/19/2013								7,644	(6)				300,027
	05/22/2013	02/19/2013										32,468	(7)	36.50	450,006
	03/25/2013	02/19/2013								8,758	(8)				343,752
	03/25/2013	02/19/2013					8,758	(9)							343,752
	01/01/2013	02/19/2013		891,000

John B. Henneman, III	03/25/2013	01/18/2013								12,739	(10)				500,006
	03/25/2013	01/18/2013					12,739	(11)							500,006
	01/01/2013	03/07/2013		495,000

Robert T. Davis, Jr.	03/25/2013	03/07/2013								1,593	(10)				62,525
	03/25/2013	03/07/2013					1,593	(11)							62,525
	07/09/2013	05/22/2013								1,320	(12)				50,015
	01/01/2013	03/07/2013		126,375

Richard D. Gorelick	03/25/2013	03/07/2013								1,771	(10)				69,512
	03/25/2013	03/07/2013					1,771	(11)							69,512
	01/01/2013	03/07/2013		125,628

Brian Larkin	03/25/2013	03/07/2013								1,657	(10)				65,037
	03/25/2013	03/07/2013					1,657	(11)							65,037
	01/01/2013	03/07/2013		126,938

(1)	The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentage established by the Compensation Committee and, for Messrs. Arduini and Henneman, provided in the applicable employment agreement. Although the amounts shown represent annual incentive opportunities for 2013 for the named executive officers, the Compensation Committee determined not to award cash bonuses to them pursuant to the terms of the Performance Incentive Compensation Plan. See “ — Compensation Discussion and Analysis — Annual Review of Compensation” for more information.

(2)	The amount shown in this column represents shares of performance stock granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for a description of the material terms of this performance stock award.

(3)	The amounts shown in this column represent shares of restricted stock or contract stock/restricted units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Annual Review of Compensation” for a description of the material terms of these restricted stock and contract stock/restricted unit awards.

(4)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock, contract stock/restricted units, performance stock and stock options granted to each named executive officer in 2013. For restricted stock and contract stock/restricted stock units, fair value is calculated using the closing price of the Company’s common stock on the grant date noted. For stock options, fair value is based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of the assumptions used to estimate fair value, please see Note 7, “Stock Purchase and Award Plans” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	This grant of performance stock was made to Mr. Arduini for his 2012 performance as an annual equity award. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 33% shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 33% shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 34% shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement. The terms of the grant include a deferral feature that provides that, subject to certain conditions, the shares will be delivered within thirty days following the first business day immediately following the six-month period after the date of Mr. Arduini’s separation of service.

(6)	This grant of contract stock/restricted units was made to Mr. Arduini for his 2012 performance as an annual equity award. This grant vests in three equal annual installments, beginning on the first anniversary of the date of grant. Subject to certain conditions, the shares will be delivered within thirty days following the first business day immediately following the six-month period after the date of Mr. Arduini’s separation of service.

(7)	This grant of nonqualified stock options was made to Mr. Arduini for his 2012 performance as an annual equity award. One-third of the shares vest on March 15, 2014, and in monthly installments thereafter through March 1, 2016. The stock option has an eight year term.

(8)	This grant of restricted stock award was made to Mr. Arduini as part of his bonus for his 2012 performance. This grant vests in three equal annual installments, beginning on the first anniversary of the date of grant.

(9)	This grant of performance stock units was made to Mr. Arduini as part of his bonus for his 2012 performance. The award consists of 8,758 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 33% shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 33% shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 34% shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(10)	This grant of restricted stock award was made to the executive for his 2012 performance. This grant vests in three equal annual installments, beginning on the first anniversary of the date of grant.

(11)

This grant of performance stock was made to the executive for his 2012 performance. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 33% shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 33% shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 34%

shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(12)	This grant of restricted stock award was made to the executive pursuant to his employment terms with the Company. This grant vests in three equal annual installments, beginning on the first anniversary of the date of grant.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information with respect to outstanding equity awards as of December 31, 2013.

	Option Awards(1)				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price(2) ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($) (j)
Peter J. Arduini	132,070	74,649	32.11	03/01/2020	—		—		—		—
	15,164	10,833	32.11	03/01/2020	—		—		—		—
	—	32,468	36.50	05/22/2021	—		—		—		—
	—	—	—	—	—	(5)	—	(5)	—		—
	—	—	—	—	78,908	(6)	3,764,701		—		—
	—	—	—	—	—	(7)	—	(7)	—		—
	—	—	—	—	15,122	(8)	721,471		—		—
	—	—	—	—	7,644	(9)	364,695		—		—
	—	—	—	—	8,758	(10)	417,844		—		—
	—	—	—	—	—		—		8,758	(11)	417,844
	—	—	—	—	—		—		19,109	(12)	911,690
John B. Henneman, III	50,000	—	44.63	07/01/2018	—		—		—		—
	—	—	—	—	—	(13)	—	(13)	—		—
	—	—	—	—	—		—		25,954	(14)	1,238,265
	—	—	—	—	2,846	(15)	135,783		—		—
	—	—	—	—	12,694	(16)	605,631		—		—
	—	—	—	—	12,739	(17)	607,778		—		—
	—	—	—	—	—		—		12,739	(18)	607,778
Robert T. Davis, Jr	—	—	—	—	6,559	(19)	312,930		—		—
	—	—	—	—	—		—		1,593	(20)	76,002
Richard D. Gorelick	—	—	—	—	5,221	(21)	249,094		—		—
	—	—	—	—	—		—		1,771	(22)	84,494
Brian Larkin	—	—	—	—	10,256	(23)	489,314		—		—
	—	—	—	—	—		—		1,657	(24)	79,055

(1)	The options issued to Mr. Henneman in 2008 have a term of ten years. The options issued to Mr. Arduini vest over three years and have a term of eight years.

(2)	The option exercise price is equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the date of grant.

(3)	Market value is calculated by multiplying the number of shares in column (g) by $47.71, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2013.

(4)	Market value is calculated by multiplying the number of shares in column (i) by $47.71, the closing price of the Company’s common stock as reported by the NASDAQ Global Select Market on December 31, 2013.

(5)	34,868 shares of common stock underlying restricted stock units granted to the executive in 2010 were vested as of the date of grant. However, the executive is not entitled to receive such underlying shares (less 738 shares withheld to pay taxes) until after December 31, 2013. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(6)	Consists of 78,908 shares of common stock underlying restricted stock units (from an initial grant of 118,363 units) granted on January 3, 2012. The terms of the award provide that the shares will vest annually in three installments of 39,455 shares, 39,454 shares and 39,454 shares, respectively, on the first, second and third anniversaries of the date of grant. The first installment vested on January 3, 2013 and the second installment vested on January 3, 2014.

(7)	4,537 shares of common stock underlying restricted stock units granted to the executive on February 21, 2012 were vested on February 21, 2013. However, the executive is not entitled to receive such underlying shares (less 149 shares withheld to pay taxes) until after December 31, 2013. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(8)	Consists of 15,122 shares of common stock underlying restricted stock units (from an initial grant of 22,684 units) granted on February 21, 2012. The terms of the award provide that the shares will vest annually in three installments of 7,562 shares, 7,561 shares and 7,561 shares, respectively, on the first, second and third anniversaries of the date of grant. The first installment vested on February 21, 2013 and the second installment vested on February 21, 2014.

(9)	Consists of 7,644 shares of common stock underlying restricted stock units granted on March 25, 2013. The terms of the award provide that the shares will vest annually in three installments of 2,548 shares, 2,548 shares and 2,548 shares, respectively, on the first, second and third anniversaries of the date of grant. The terms of the award provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of the executive’s separation of service.

(10)	Consists of 8,758 shares of restricted stock granted on March 25, 2013. The terms of the award provide that, subject to the executive’s continued employment, the shares will vest annually in three installments of 2,890 shares, 2,890 shares and 2,978 shares, respectively, on the first, second and third anniversaries of the date of grant.

(11)	Consists of 8,758 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 2,890 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 2,890 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 2,978 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(12)

Consists of 19,109 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 6,305 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 6,306 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 6,498 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement. The terms of the award also provide that, subject to certain conditions, the shares will be delivered within 30 days following the first business day immediately following the six-month period after the date of the executive’s separation of service.

(13)	44,439 shares and 44,438 shares of common stock underlying restricted stock units granted to the executive in December 2008 were vested in 2009 and 2010, respectively. However, the executive is not entitled to receive such underlying shares until after December 31, 2013. Therefore, they are shown in the Nonqualified Deferred Compensation Table.

(14)	Consists of 25,954 shares of common stock underlying a performance stock award granted on December 27, 2012. The terms of the award provide that 12,977 shares will vest on the date that the Compensation Committee takes the action determining that the applicable performance goal for 2013 has been achieved; and 12,977 shares will vest on the date that the Compensation Committee takes the action determining that the applicable performance goal for 2014 has been achieved; or 25,954 shares will vest on the date that the Compensation Committee takes the action determining that the applicable catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(15)	Consists of 2,846 shares of common stock remaining from an initial restricted stock award on February 21, 2012 of 6,380 shares (of which 2,132 shares were withheld to pay taxes following an election to be taxed at grant). The first installment of 1,402 shares vested on February 21, 2013 and the second installment of 1,402 shares vested on February 21, 2014. Subject to the executive’s continued employment, the remaining 1,444 shares will vest on the third anniversary of the date of grant.

(16)	Consists of 12,694 shares of common stock remaining from an initial restricted stock award on December 13, 2012 of 25,388 shares. The first installment of 12,694 shares vested on December 13, 2013. Subject to the executive’s continued employment, the remaining 12,694 shares will vest on the second anniversary of the date of grant.

(17)	Consists of 12,739 shares of restricted stock granted on March 25, 2013. The first installment of 4,203 shares vested on March 25, 2014. The terms of the award provide that, subject to the executive’s continued employment, the remaining shares will vest annually in two installments of 4,204 shares and 4,332 shares, respectively, on the second and third anniversaries of the date of grant.

(18)	Consists of 12,739 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 4,203 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 4,204 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 4,332 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(19)	Consists of 6,559 shares of restricted stock, including (i) 1,593 shares granted on March 25, 2013 (of which the first installment of 525 shares vested on March 25, 2014), (ii) 3,646 shares remaining from an initial restricted stock award on July 9, 2012 of 5,441 shares (of which the first installment of 1,795 shares vested on July 9, 2013) and (iii) 1,320 shares granted on July 9, 2013. The terms of the March 2013 award provide that, subject to the executive’s continued employment, the remaining shares will vest annually in two installments of 526 shares and 542 shares, respectively, on the second and third anniversaries of the date of grant. The terms of the July 2012 award provide that, subject to the executive’s continued employment, the remaining two installments of 1,796 shares and 1,850 shares, respectively, will vest on the second and third anniversaries of the date of grant. The terms of the July 2013 award provide that, subject to the executive’s continued employment, the shares will vest annually in three installments of 435 shares, 436 shares and 449 shares, respectively, on the first, second and third anniversaries of the date of grant.

(20)	Consists of 1,593 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 525 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 526 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 542 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(21)	Consists of 5,221 shares of restricted stock, including (i) 1,771 shares granted on March 25, 2013 (of which the first installment of 584 shares vested on March 25, 2014) and (ii) 3,450 shares remaining from an initial restricted stock award on April 2, 2012 of 5,148 shares (of which the first installment of 1,698 shares vested on April 2, 2013 and the second installment of 1,699 shares vested on April 2, 2014). The terms of the March 2013 award provide that, subject to the executive’s continued employment, the remaining two installments of 584 shares and 603 shares, respectively, will vest on the second and third anniversaries of the date of grant. The terms of the April 2012 award provide that , subject to continued employment, the remaining installment of 1,751 shares will vest on the third anniversary of the date of grant.

(22)	Consists of 1,771 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 584 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 584 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 603 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

(23)

Consists of 10,256 shares of restricted stock, including (i) 1,657 shares granted on March 25, 2013 (of which the first installment of 546 shares vested on March 25, 2014), (ii) 3,799 shares remaining from an initial restricted stock award on April 2, 2012 of 5,670 shares (of which the first installment of 1,871 shares vested on April 2, 2013 and the second installment of 1,871 shares vested on April 2, 2014) and (iii) 4,800 remaining shares from an initial restricted stock award on July 1, 2011 of 8,000 shares (of which the first and second installments of 1,600 shares and 1,600 shares, respectively, vested on July 1, 2012 and July 1,2013). The terms of the March 2013 award provide that, subject to the executive’s continued employment, the remaining shares will vest annually in two installments of 547 shares and 564 shares, respectively, on the second and third anniversaries of the date of grant. The terms of the April 2012 grant provide that, subject to the executive’s continued employment, the remaining 1,928 shares will vest on the third anniversary of the date of grant. The terms of the July 2011 grant provide that, subject to the executive’s continued employment, the remaining shares will vest annually in three installments of 1,600 shares, 1,600 shares and 1,600 shares, respectively, on the third, fourth and fifth anniversaries of the date of grant.

(24)	Consists of 1,657 shares of common stock underlying a performance stock award granted on March 25, 2013. The terms of the award provide that (i) if the Company achieves the applicable performance goal for 2013, 546 shares will vest on the later of the first anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; (ii) if the Company achieves the applicable performance goal for 2014, 547 shares will vest on the later of the second anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal has been achieved; and (iii) if the Company achieves the applicable performance goal for 2015, 564 shares will vest on the later of the third anniversary of the grant date or the date that the Compensation Committee takes the action determining that such performance goal for 2015 has been achieved; or (iv) if the Company achieves the applicable catch-up performance goal, any shares that fail to vest in accordance with the vesting schedule described above will vest on the date that the Compensation Committee takes the action determining that such catch-up performance goal has been achieved, as described in, and in each case subject to the requirements of, the performance stock award agreement.

Option Exercises And Stock Vested

The following table presents information on stock option exercises and stock award vesting during 2013.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Peter J. Arduini	0	0	0	0
John B. Henneman, III	0	0	14,799	644,568
Robert T. Davis, Jr.	0	0	1,795	68,013
Richard D. Gorelick	0	0	3,756	147,115
Brian Larkin	0	0	4,689	179,928

(1)	Value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

Nonqualified Deferred Compensation in 2013

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)		Aggregate Earnings (Losses) in Last Fiscal Year ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
Peter J. Arduini	—	1,975,844	(1)	695,261	(2)	—	4,001,151	(3)
John B. Henneman, III	—	—		776,785	(4)	—	4,240,322	(5)

(1)

This represents the fair market value of (i) 4,388 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 4,537 units (of which 149 units were withheld to pay taxes), which grant was fully vested on the first anniversary of the grant date, based on the $40.34 closing price of our common stock on the vesting date, (ii) 7,314 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes), of which the first installment fully vested on the first anniversary of the grant date, based on the $40.34 closing price of our common stock on the vesting date, and (iii) 38,032 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,423 units were withheld to pay taxes), of which the first installment fully vested on the first anniversary of the grant date, based on the $39.54 closing price of our common stock on the vesting date.

(2)	This represents the gain in the value of (i) 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 units were withheld to pay taxes) from December 31, 2012 through December 31, 2013, (ii) 4,388 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 4,537 units (of which 149 units were withheld to pay taxes) from February 21, 2013 through December 31, 2013, (iii) 7,314 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes) from February 21, 2013 through December 31, 2013, and (iv) 38,032 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,423 units were withheld to pay taxes) from January 3, 2013 through December 31, 2013.

(3)	This represents the year-end value of (i) 34,130 shares of common stock underlying restricted stock units from an initial grant in November 2010 of 34,868 units (of which 738 units were withheld to pay taxes), (ii) 4,388 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 4,537 units (of which 149 units were withheld to pay taxes), (iii) 7,314 shares of common stock underlying restricted stock units from an initial grant in February 2012 of 22,684 units (of which 248 units were withheld to pay taxes), and (iv) 38,032 shares of common stock underlying restricted stock units from an initial grant in January 2012 of 118,363 units (of which 1,423 units were withheld to pay taxes). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Arduini’s separation from service from the Company. The aggregate balance shown is based on the $47.71 closing price of our common stock on December 31, 2013.

(4)	This amount represents the gain in the value of 88,877 shares of common stock underlying restricted stock units (from an initial grant in December 2008) from December 31, 2012 through December 31, 2013.

(5)	This represents the year-end value of 88,877 shares of common stock underlying restricted stock units (from an initial grant in December 2008). All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Henneman’s separation from service from the Company. The aggregate balance shown is based on the $47.71 closing price of our common stock on December 31, 2013.

Potential Payments Upon Termination or Change in Control

As of December 31, 2013, the Company has entered into agreements with each of its named executive officers, other than Mr. Davis and Mr. Larkin, which provide certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control. This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 31, 2013. On December 31, 2013, the Company’s common stock had a closing sale price on the NASDAQ Global Select Market of $47.71. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time.

Unless specified otherwise, the information in this section is based upon the terms of (i) the Second Amended and Restated Employment Agreement between the Company and Peter J. Arduini, dated as of December 20, 2011 (the “Arduini Agreement”); (ii) the Amended and Restated Employment Agreement, between the Company and John B. Henneman, III, dated December 19, 2005 and subsequently amended on January 2, 2008, December 18, 2008, April 13, 2009, and October 12, 2010 (the “Henneman Agreement”); and (iii) the Severance Agreement, dated as of January 3, 2012, between the Company and Richard Gorelick (the

“Gorelick Agreement”) (the Arduini Agreement, the Henneman Agreement and the Gorelick Agreement are collectively referred to in this section as the “Agreements”).

Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Prior to a Change in Control

The Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of employment by the Company without cause or by the executive for good reason before a change in control of the Company. For Mr. Arduini, the Company will pay him a lump sum cash severance payment equal to 1.5 times the sum of his annual base salary as of the last day of active employment and his target bonus for the year of termination. For Messrs. Henneman and Gorelick, the Company will pay them a lump sum cash severance payment equal to the sum of their annual base salary as of their last day of active employment and their target bonus for the year of termination.

In addition, the Agreements provide that the Company will pay to each of the applicable named executive officers the monthly premium for COBRA family coverage under the Company’s group health plan and the monthly premium cost that the Company would have paid to cover the executive under the Company’s group life insurance had the executive’s employment not terminated for a maximum of one year (or eighteen months under the Company’s group health plan and one year under the Company’s group life insurance in the case of Mr. Arduini) following their date of termination. In addition, the Company will pay Messrs. Arduini, Henneman and Gorelick the monthly premium cost for disability insurance under the Company’s plan for a maximum of one year following termination.

The Henneman Agreement also provides Mr. Henneman with accelerated vesting of his equity awards upon such termination of employment. In addition, Mr. Henneman will receive payment of common stock underlying the 88,877 restricted stock units from an initial grant in December 2008, and Mr. Arduini will receive payment of common stock underlying (i) 34,130 restricted stock units from an initial grant in November 2010, (ii) 4,388 restricted stock units from an initial grant in February 2012, (iii) 7,314 restricted stock units from an initial grant in February 2012, (iv) 38,032 restricted stock units from an initial grant in January 2012, and (v) 19,109 performance stock units from an initial grant in March 2013. In all cases, the number of shares distributed will be net of applicable shares withheld for employment or income taxes at the time of grant, vesting or distribution. Further, Mr. Henneman’s 2008 stock option grant will remain exercisable through its original expiration date. While the Gorelick Agreement provides for the accelerated vesting of Mr. Gorelick’s 2012 and 2013 restricted stock grants upon such termination of employment, Mr. Gorelick’s March 2013 grant of 1,771 performance stock units will not vest upon such termination of employment.

Good reason under the Agreements generally exists if (i) the Company materially breaches the respective Agreement and does not cure the breach within a specified period of time after its receipt of written notice of such breach; (ii) the Company relocates the executive to a location more than forty miles from Princeton, New Jersey; (iii) without the executive’s express written consent, the Company reduces the executive’s base salary or bonus opportunity, or materially reduces the aggregate fringe benefits provided to the executive, or substantially alters the executive’s authority and/or title in a manner reasonably construed to constitute a demotion, provided that, the executive resigns within ninety days after the change objected to; (iv) without the executive’s express written consent, the executive fails at any point after a change in control to hold the title and authority with the parent corporation of the surviving corporation after the change in control (or if there is no parent corporation, the surviving corporation) that the executive held with the Company immediately prior to the change in control, provided that the executive resigns within one year after the change in control (in which case, no notice or cure period would apply); or (v) the Company fails to obtain the assumption of the executive’s Agreement by any successor company.

Payments Upon Termination For Cause Or By Executive Without Good Reason

The Agreements generally do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.

A termination for cause under each Agreement generally would result from an executive’s: (i) continued failure to perform the executive’s stated duties in all material respects for a specified period of time after receipt of written notice of such failure; (ii) intentional and material breach of any provision of the Agreement which is not cured (if curable) within a specified period of time after receipt of written notice of such breach; (iii) demonstrated personal dishonesty in connection with the executive’s employment with the Company; (iv) breach of fiduciary duty in connection with the executive’s employment with the Company; (v) willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or (vi) conviction or plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

Payments Upon Non-Renewal of Employment Agreement

The Henneman Agreement provides that the Company will pay him the same payments and benefits as those payments and benefits described above under “Payments Upon Termination By The Company Without Cause Or By The Executive For Good Reason Before A Change In Control” in the event of termination of his employment by reason of the Company’s election not to extend the term of the Henneman Agreement. In addition, the July 2008 stock option grant agreement with Mr. Henneman provides that, upon nonrenewal of the term of his employment agreement, his July 2008 stock option grant will remain exercisable through its original expiration date. Further, Mr. Henneman’s February 2012, December 2012 and March 2013 restricted stock agreements provide for acceleration of vesting in the event of termination of his employment as a result of his employment agreement not being renewed or replaced. In addition, he will receive the shares underlying his 2008 grant of restricted stock units.

Except as described above, no other Agreement with any executive officer provides for payments or benefits upon nonrenewal of the respective term of the Agreement.

Payments Upon Death

Only the Arduini and Henneman Agreements provide severance payments and benefits upon death. Specifically, if Messrs. Arduini and Henneman die during the term of their employment, then the Company will pay to their estate a lump sum payment equal to one times their annual base salary. In addition, the Company generally will pay their eligible beneficiaries the monthly premium for COBRA family coverage under the Company’s group health plan for a period of one year from the date of their death.

The Arduini, Henneman and Gorelick Agreements also provide for acceleration of their respective equity compensation awards, except that (i) Mr. Arduini’s March 2013 grant of 8,758 performance stock units, (ii) Mr. Henneman’s December 2012 grant of 25,954 performance stock units and March 2013 grant of 12,739 performance stock units, and (iii) Mr. Gorelick’s March 2013 grant of 1,771 performance stock units, respectively, do not provide for acceleration of vesting upon death. In addition, Mr. Davis’ 2012 and 2013 restricted stock awards as well as Mr. Larkin’s March 2013 restricted stock award provide for acceleration of vesting upon their death. The options covered by all of Mr. Arduini’s 2013 option grants fully vest in the event of death. The options covered by all of Mr. Arduini’s 2012 option grants, all of Mr. Henneman’s 2008 option grant will remain exercisable until one year following their respective death, but in no event beyond the applicable option’s expiration date. In addition, the estate of Mr. Henneman will receive the shares underlying his 2008 grant of restricted stock units, and the estate of Mr. Arduini will receive the shares underlying his 2010, 2012 and 2013 grants of restricted stock units.

Payments Upon Disability

None of the Agreements provide for cash severance payments upon the executive’s termination of employment on account of their disability. The options covered by Mr. Arduini’s 2013 option grants fully vest in the event of disability. The options covered by Mr. Arduini’s 2012 option grants and the options covered by Mr. Henneman’s 2008 option grant will remain exercisable until one year following termination on account of disability, but in no event beyond the options’ expiration date. In addition, as promptly as practicable following such termination, Mr. Henneman will receive the shares underlying his 2008 grant of restricted stock units, and Mr. Arduini will receive the shares underlying his 2010, 2012 and 2013 grants of restricted stock units.

All of the equity awards for Messrs. Arduini, Henneman, Davis, Gorelick and Larkin (except (i) Mr. Arduini’s March 2013 grant of 8,758 performance stock units, (ii) Mr. Henneman’s December 2012 grant of 25,954 performance stock units and March 2013 grant of 12,739 performance stock units, (iii) Mr. Davis’ March 2013 grant of 1,593 performance stock units, (iv) Mr. Gorelick’s March 2013 grant of 1,771 performance stock units and (v) Mr. Larkin’s July 2011 grant of 4,800 shares of restricted stock, April 2012 grant of 3,799 shares of restricted stock and March 2013 grant of 1,657 performance stock units) will accelerate and become fully vested on the date of their termination of employment for disability.

Under the Agreements, disability generally means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment, which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.

Payments in Connection with a Change in Control

The Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of their employment in connection with or following a change in control.

The Agreements provide that, if within twelve months (or eighteen months for Mr. Arduini) of a change in control, their employment with the Company is terminated by the Company for a reason other than death, disability or cause, or they terminate employment with the Company for good reason, (or for Mr. Henneman, if his employment terminates as a result of the Company’s election not to extend the term of the Henneman Agreement), the Company will pay a lump sum cash payment equal to a multiple (2.99 times for Messrs. Arduini and Henneman or 1.0 times for Mr. Gorelick)) of the sum of their annual base salary and target bonus. In addition, the Company will generally pay to such executives (other than Mr. Gorelick), the monthly premium for COBRA family coverage under the Company’s group health plan and the monthly premium cost that the Company would have paid to cover the executive under the Company’s group life and disability insurance had the executive’s employment not terminated for a period generally ending on the earlier to occur of (i) their date of death or (ii) December 31, 2015 for Mr. Arduini and December 19, 2014 for Mr. Henneman. The Gorelick Agreement provides that, for a period ending on the earlier to occur of (i) one year after termination of employment or (ii) his date of death, the Company will generally provide health coverage in the Company’s health insurance program (if continuation of coverage is not prohibited) and reimburse him for the cost of the monthly healthcare premiums, less the amount he was required to pay for monthly coverage immediately before termination. In addition, the Company will pay him a lump sum payment equal to the premium cost of continuing the life and disability insurance in effect on the date of termination (if continuation of coverage is not prohibited) until the earlier of (i) one year after termination or (ii) his date of death.

The Henneman and Gorelick Agreements also provide that the Company will pay all reasonable legal fees and expenses incurred by the executives as a result of their termination of employment.

The Gorelick Agreement provides that if any payment or benefit provided to him would be subject to the excise tax under section 4999 of the Code, the amounts payable to him and benefits he will receive will be reduced so that no amounts he would receive would be subject to the excise tax under section 4999 of the Code if such reduction would result in him receiving a greater amount on an after-tax basis than if no reduction has occurred.

The Company’s equity plans provide for the acceleration of the vesting and/or delivery of all equity compensation awards granted prior to 2013 for all of the named executive officers upon a change in control, regardless of whether their employment has terminated. In addition, Mr. Henneman will receive payment of common stock underlying the restricted stock units granted to him in December 2008 and the performance stock granted to him in December 2012, and Mr. Arduini will receive payment of common stock underlying the restricted stock units granted to him in November 2010, January 2012 and February 2012. Further, Mr. Arduini’s

2012 stock option grants and Mr. Henneman’s 2008 stock option grant will remain exercisable through their original expiration date.

The Company’s equity plans provide for the acceleration of vesting and/or delivery of all equity compensation awards granted on or after January 1, 2013 for all of the named executive officers, if a change in control occurs and the named executive officers incurs a qualifying termination on or within twelve months following the date of such change in control. The NEOs will receive payment of common stock underlying the restricted stock grants in March 2013 (as well as the July 2013 grant to Mr. Davis) and the performance stock units granted in March 2013 to the NEOs in such event.

Under the Agreements, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board of Directors cease for any reason during any period of at least twenty-four months to constitute at least a majority of the Board of Directors; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.

Under the Agreements, a qualifying termination would be deemed to have occurred: (i) if the Company terminates the individual without cause or (ii) if the individual, who is a party to an employment, severance or applicable award agreement containing the definition of “Good Reason,” terminates his or her employment with the Company for good reason.

Restrictive Covenants And Other Conditions

For Messrs. Arduini, Henneman and Gorelick, the foregoing severance benefits are conditioned on their execution of a mutual release. In addition, for all of the applicable named executive officers, such benefits are consideration for the restrictive covenants set forth in their respective Agreements. Specifically, during the term of their employment with the Company and the one-year period thereafter, all of such named executive officers generally may not compete against the Company or solicit employees and customers of the Company.

Summary of Potential Payments

The following table summarizes the payments that would be made by the Company to the named executive officers upon the events discussed above, assuming that each named executive officer’s termination of employment with the Company occurred on December 31, 2013 or a change in control of the Company occurred on December 31, 2013, as applicable:

Named Executive Officer	Termination Without Cause or With Good Reason (Before a Change In Control)	Non-Renewal of Agreement	Death	Disability	Upon a Change in Control (With or Without Termination)	Termination Without Cause or With Good Reason (After a Change in Control)
Peter J. Arduini
Cash Severance	$2,551,500	$—	$810,000	$—	$—	$5,085,990
Continued Health & Other Benefits(1)	$21,058	$—	$13,790	$—	$—	$28,327
Acceleration of Stock Options	$—	$—	$363,966	$363,966	$1,333,519	$1,697,485
Acceleration of Other Grants(2)	$1,329,535	$—	$6,180,401	$6,180,401	$4,486,171	$6,598,245
Fees/Interest(3)	$5,794	$—	$—	$—	$—	$11,518
Total	$3,907,887	$—	$7,368,157	$6,544,367	$5,819,690	$13,421,565
John B. Henneman, III
Cash Severance	$1,045,000	$1,045,000	$550,000	$—	$—	$3,124,550
Continued Health & Other Benefits(1)	$8,127	$8,127	$7,754	$—	$—	$8,127
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants(2)	$1,417,369	$1,417,369	$1,417,369	$1,417,369	$2,047,856	$3,263,412
Fees/Interest(3)	$2,372	$—	$—	$—	$—	$7,055
Total	$2,472,868	$2,470,496	$1,975,123	$1,417,369	$2,047,856	$6,403,144
Robert T. Davis, Jr.
Cash Severance	$—	$—	$—	$—	$—	$—
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$—
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$—	$—	$312,930	$312,930	$173,951	$388,932
Fees/Interest(3)	$—	$—	$—	$—	$—	$—
Total	$—	$—	$312,930	$312,930	$173,951	$388,932
Richard D. Gorelick
Cash Severance	$484,566	$—	$—	$—	$—	$484,566
Continued Health & Other Benefits(1)	$14,163	$—	$—	$—	$—	$14,163
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$249,094	$—	$249,094	$249,094	$164,600	$333,588
Fees/Interest(3)	$1,123	$—	$—	$—	$—	$1,123
Total	$748,946	$—	$249,094	$249,094	$164,600	$833,440
Brian Larkin
Cash Severance	$—	$—	$—	$—	$—	$—
Continued Health & Other Benefits(1)	$—	$—	$—	$—	$—	$—
Acceleration of Stock Options	$—	$—	$—	$—	$—	$—
Acceleration of Other Grants	$—	$—	$79,055	$79,055	$410,258	$568,369
Fees/Interest(3)	$—	$—	$—	$—	$—	$—
Total	$—	$—	$79,055	$79,055	$410,258	$568,369

(1)	For Messrs. Arduini, Henneman and Gorelick, the premium cost for health, life and disability insurance (less that amount the executive would have been required to pay for such coverage immediately before termination) is assumed to be (i) $1,180 per month for Mr. Arduini and Mr. Gorelick with no gross-up and (ii) $677 per month for Mr. Henneman with no gross-up.

(2)	For information on vested and deferred restricted stock units, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table.

(3)

The Henneman and Gorelick Agreements provide for reasonable legal fees and expenses that may be incurred by the executive as a result of the executive’s termination of employment related to a change in control. However, the table does not include a value for these fees and expenses because they would be incurred only if there is a dispute under these Agreements. Thus, these amounts are undeterminable. For

Messrs. Arduini, Henneman and Gorelick, the amount shown represents the interest on the executive’s respective severance payment (cash severance plus premium cost for health and other insurance benefits) if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of 0.25% compounded monthly.

The Company does not provide for any tax gross-up payments.

DIRECTOR COMPENSATION

The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation include an annual equity grant and an annual retainer.

Compensation. The compensation of directors during 2013 included the compensation payable during the period beginning with the Company’s 2012 Annual Meeting of Stockholders on May 17, 2012 and ending with the Company’s 2013 Annual Meeting of Stockholders on May 22, 2013.

As compensation for their service during the period beginning with the Company’s 2012 Annual Meeting of Stockholders, non-employee directors were able to elect to receive an annual equity grant of 2,500 shares of restricted stock or options to purchase 7,500 shares of common stock (with the Chairman of the Board of Directors being able to elect to receive 3,325 shares of restricted stock or options to purchase 10,000 shares of common stock). Directors also received an annual retainer of $75,000, payable in one of four ways, at their election: (1) in cash, (2) in restricted stock, (3) one half in cash and one half in restricted stock, or (4) in options to purchase common stock (the number of options determined by valuing the options at one-third of the fair market value of our common stock underlying the option), with a maximum of 7,500 options. In addition, the Presiding Director received an annual presiding director fee of $25,000 payable in cash.

Effective as of the 2013 Annual Meeting of Stockholders, non-employee directors received an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $125,000 (or $175,000 for the Chairman) and no longer receive the same fixed number of shares each year. Directors also received an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. Non-employee directors can no longer choose to receive the annual retainer or the annual equity grant in the form of stock options. In addition, the Company paid the following separate annual cash fees to certain directors as follows: (1) $7,500 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $15,000 for the Audit Committee Chair, (4) $25,000 for the Presiding Director (which remains unchanged), and (5) $25,000 for the Chairman. Further, effective as of July 24, 2013, the Company paid a separate annual cash fee of $15,000 for the Finance Committee Chair.

The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.

The following table provides details of the total compensation earned by non-employee directors in 2013.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2)(3) ($) (c)	Option Awards(4)(5) ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Keith Bradley	83,071	125,013	—	—	208,084
Richard E. Caruso	—	200,020	—	—	200,020
Stuart M. Essig	89,131	175,018	—	—	264,149
Barbara B. Hill(6)	—	200,020	—	—	200,020
Lloyd W. Howell, Jr.(7)	18,750	225,251	—	—	244,001
Donald E. Morel, Jr.(8)	26,698	93,780	—		120,478
Neal Moszkowski(9)	47,283	31,281	—	—	78,564
Raymond G. Murphy	9,090	200,020	—	—	209,110
Christian S. Schade	83,071	125,013	—	—	208,084
James M. Sullivan	103,186	125,013	—	—	228,199
Anne M. VanLent(10)	28,533	—	—	—	28,533

(1)	Includes amounts earned for 2013, but not paid until 2014.

(2)	This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.

(3)	Stock awards outstanding as of December 31, 2013 for each director consisted of restricted shares of common stock, as follows: Keith Bradley — 1,712; Richard E. Caruso — 2,739; Stuart M. Essig — 2,397; Barbara B. Hill — 2,739; Lloyd W. Howell, Jr. — 2,895; Donald E. Morel, Jr. — 1,705; Neal Moszkowski — 0; Raymond G. Murphy — 2,739; Christian S. Schade — 1,712; James M. Sullivan — 1,712 and Anne M. VanLent — 0.

(4)	This column, if applicable, reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 7, “Stock Purchase and Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	The aggregate number of options held by each director as of December 31, 2013 was as follows: Keith Bradley — 7,500; Richard E. Caruso — 59,366; Stuart M. Essig — 1,175,000; Barbara B. Hill — 0; Lloyd W. Howell, Jr. — 0; Donald E. Morel, Jr. — 0; Neal Moszkowski — 24,470; Raymond G. Murphy — 7,500; Christian S. Schade — 30,000; James M. Sullivan — 20,039 and Anne M. VanLent — 0.

(6)	Ms. Hill joined the Company’s Board of Directors on May 22, 2013.

(7)	Mr. Howell joined the Company’s Board of Directors on March 18, 2013.

(8)	Dr. Morel joined the Company’s Board of Directors on August 27, 2013.

(9)	Effective August 27, 2013, Mr. Moszkowski resigned as a member of the Company’s Board of Directors. On May 22, 2013, he was granted 3,425 shares of restricted stock with a value of $125,013. However, because of Mr. Moszkowski’s resignation on August 27, 2013, 2,568 shares of restricted stock were forfeited.

(10)	Ms. VanLent’s term ended on May 22, 2013 as a result of her decision not to stand for re-election to the Company’s Board of Directors at the Company’s 2013 Annual Meeting of stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	2,007,068	(2)	$37.97	(3)	3,011,222	(4)
Total	2,007,068		$37.97		3,011,222

(1)	Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.

(2)	Consists of (a) 10,841 shares of common stock underlying unvested Restricted Stock Units, (b) 103,078 shares of common stock underlying outstanding unvested contract stock, (c) 117,950 shares of common stock underlying outstanding unvested options, (d) 81,349 shares underlying unvested Performance Stock Units, (e) 172,741 shares underlying vested and deferred contract stock and (f) 1,521,109 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a) 10,841 shares of common stock underlying Restricted Stock Units, (b) 81,349 shares of common stock underlying outstanding Performance Stock Units, (c) 275,819 shares of common stock underlying contract stock and (d) 1,586,663 shares of common stock underlying outstanding options.

(3)	Excluding the Restricted Stock Units, performance stock and contract stock, the weighted average exercise price is $37.97.

(4)	Consists of 1,047,645 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and 1,963,577 shares which remain available for issuance under the other Approved Plans, including 1,929,667 shares under the 2003 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Bradley, Ms. Hill and Dr. Morel are the current members of the Compensation Committee. Mr. Moszkowski served as a member of the Compensation Committee until August 27, 2013 when he resigned from the Board of Directors. None of our current compensation committee members or Mr. Moszkowski currently serves nor did they ever serve as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Securities and Exchange Commission regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under Securities and Exchange Commission regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

(b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

(c) any immediate family member of any of the foregoing persons; and

(d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the Securities and Exchange Commission, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

Related Person Transactions

The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries’ stockholders are trusts whose beneficiaries include the children of Dr. Caruso, a director and a principal stockholder of the Company. Dr. Caruso is the President of Provco Industries. The Company paid $272,309 for rent of this facility for 2013.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on July 26, 2011, a copy of which is available on the Company’s website.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting as of December 31, 2013. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission on February 27, 2014.

The Audit Committee of the Board of Directors

RAYMOND G. MURPHY (CHAIR) LLOYD W. HOWELL, JR. CHRISTIAN S. SCHADE JAMES M. SULLIVAN

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of February 28, 2014 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Securities and Exchange Commission; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, NJ 08536.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)		Total		Percent of Class(3)
Peter J. Arduini	8,758		184,815	(4)	193,573		*
Keith Bradley, Ph.D	8,527		7,500		16,027		*
Richard E. Caruso, Ph.D	6,156,240	(5)	59,366		6,215,606	(5)	19.1%
Stuart M. Essig, Ph.D	1,151,166		942,900		2,094,066		6.3%
Barbara B. Hill	5,480		—		5,480		*
Lloyd W. Howell, Jr	6,105		—		6,105		*
Donald E. Morel, Jr., Ph.D.	2,274		—		2,274		*
Raymond G. Murphy	19,904		7,500		27,404		*
Christian S. Schade	11,902		22,500		34,402		*
James M. Sullivan	17,096		20,039		37,135		*
John B. Henneman, III	63,611		50,000	(6)	113,611		*
Robert T. Davis, Jr.	7,748		—		7,748		*
Richard D. Gorelick	20,296		—		20,296		*
Brian Larkin	10,256		—		10,256		*
All directors, nominees for director and executive officers as a group (23 persons)	7,592,396	(7)	1,294,620	(8)	8,887,016	(7)	26.4%
Provco Leasing Corporation 1105 N. Market Street Suite 602 Wilmington, DE 19801	6,014,543	(9)	—		6,014,543	(9)	18.6%
Tru St Partnership, L.P. 795 East Lancaster Avenue Suite 200 Villanova, PA 19085	5,991,205		—		5,991,205		18.5%
FMR LLC and Edward C. Johnson 3d 245 Summer Street Boston, MA 02210	4,747,108	(10)	—		4,747,108	(10)	14.6%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,057,345	(11)	—		2,057,345	(11)	6.3%

*	Represents beneficial ownership of less than 1%.

(1)	Excludes shares that may be acquired through stock option exercises, restricted stock units or performance stock.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 28, 2014 upon the exercise of an option or other convertible security are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(3)	As of February 28, 2014, we had 32,413,288 shares of common stock outstanding.

(4)	Excludes outstanding Restricted Stock Units awarded to Mr. Arduini in November 2010 which entitle him to an aggregate of 34,130 shares of common stock. These Restricted Stock Units vested on the grant date, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2014. Also excludes outstanding Restricted Stock Units awarded to Mr. Arduini in January 2012 which entitle him to an aggregate of 118,363 shares of common stock. 39,455 of such Restricted Stock Units vested on January 3, 2013 and 39,454 of such Restricted Stock Units vested on January 3, 2014, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2014. Also excludes outstanding Restricted Stock Units awarded to Mr. Arduini in February 2012 which entitle him to 4,537 shares of common stock. These Restricted Stock Units vested on February 21, 2013, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2014. Also excludes outstanding Restricted Stock Units awarded to Mr. Arduini in February 2012 which entitle him to an aggregate of 22,684 shares of common stock. 7,562 of such Restricted Stock Units vested on February 21, 2013 and 7,561 of such Restricted Stock Units vested on February 21, 2014, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2014. Also excludes outstanding Restricted Stock Units awarded to Mr. Arduini in March 2013 which entitle him to an aggregate of 7,644 shares of common stock. 2,548 of such Restricted Stock Units vested on March 25, 2014, but are not yet deliverable and do not give Mr. Arduini the right to acquire any shares within 60 days of February 28, 2014.

(5)	Includes 5,991,205 shares held by Tru St Partnership, L.P., a Pennsylvania limited partnership (“Tru St”) (also see footnote 9 below). Also includes 23,338 shares held by Provco Leasing Corporation (“Provco”), of which Dr. Caruso is President and sole director and 98,146 shares held by The Uncommon Individual Foundation, of which Dr. Caruso is the Chief Executive Officer. Provco is the corporate general partner of Tru St. Dr. Caruso may be deemed to have shared voting and dispositive power over the shares held by Tru St, Provco and The Uncommon Individual Foundation. Also includes 43,551 shares owned by Dr. Caruso. Dr. Caruso disclaims beneficial ownership of the shares held by Tru St, Provco and The Uncommon Individual Foundation, except to the extent of his pecuniary interest therein. Dr. Caruso’s address is c/o The Provco Group, LTD, 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085.

(6)	Excludes outstanding Restricted Stock Units awarded to Mr. Henneman in December 2008 of which 44,439 units vested in December 2009 and 44,438 units vested in December 2010. These vested Restricted Stock Units are not yet deliverable and do not give the executive the right to acquire any shares within 60 days of February 28, 2014.

(7)	See footnote 5 above.

(8)	See footnotes 4 and 6 above.

(9)	Includes 5,991,205 shares held by Tru St, of which Provco is the general corporate partner. Provco may be deemed to have shared voting and dispositive power over these shares. Also includes 23,338 shares of which Provco has sole voting and dispositive power.

(10)

FMR LLC, a holding company of investment companies, and Edward C. Johnson 3d each report beneficially owning and having sole dispositive power over 4,747,108 shares of which FMR LLC has sole voting power over 96 shares. Of the 4,747,108 shares, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “1940 Act”), is the beneficial owner of 4,197,108 shares as a result of acting as an investment adviser to various investment companies registered under the 1940 Act, Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the 1940 Act owns 550,000 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the 1940 Act, Fidelity Small Cap Discovery Fund (an investment company) owns 2,319,648 shares, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole dispositive power over 4,197,108 shares owned by the funds. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the voting agreement, members of the Johnson family group may be deemed under the 1940 Act to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by FMR LLC with the Securities and Exchange Commission on February 14, 2014.

(11)	BlackRock, Inc. has sole voting power of 1,995,743 shares and sole dispositive power over all of the 2,057,345 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on January 29, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.

Based solely upon the Company’s review of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company’s knowledge all of the Section  16(a) filing requirements applicable to Covered Persons were complied with during 2013.

STOCKHOLDER PROPOSALS

The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders is December 15, 2014. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 311 Enterprise Drive, Plainsboro, New Jersey 08536, Attention: Corporate Vice President, General Counsel, Administration and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is December 15, 2014. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange is received by the Company after December 15, 2014, then the Company’s proxy for the 2015 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.

Our Bylaws require, among other things, that a stockholder may present a proposal at the 2015 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Corporate Vice President, General Counsel, Administration and Secretary at our principal executive offices between January 20, 2015 and the close of business on February 19, 2015. The proposal must contain the specific information required by our Bylaws. You may obtain a copy of the Bylaws by writing to our Corporate Vice President, General Counsel, Administration and Secretary.

OTHER MATTERS

A copy of the Company’s 2013 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via our website at www.integralife.com through the “Investor Relations” link under the heading “Corporate Governance.”

The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2013 as filed with the Securities and Exchange Commission on February 27, 2014. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

By order of the Board of Directors,

/s/ Richard D. Gorelick Richard D. Gorelick
Corporate Vice President, General Counsel,
Administration and Secretary

Plainsboro, New Jersey

April 14, 2014

APPENDIX A

Reconciliations of Non-GAAP Financial Measures

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

($ in thousands)	2012	2013
GAAP net income	$41,204	$(16,977)
Non-GAAP adjustments:
Depreciation expense	27,479	27,620
Intangible asset amortization expense	24,991	19,390
Other (income) expense, net	721	1,801
Interest (income) expense, net	21,032	19,345
Income tax expense	10,825	(7,813)
Impairment charges	141	47,078

Total of non-GAAP adjustments	85,189	107,421

EBITDA	$126,393	$90,444
Manufacturing facility remediation costs	7,939	8,230
Global ERP implementation charges	16,384	24,264
Structural Optimization charges	10,098	8,793
Certain employee termination charges	1,356	1,205
Discontinued product line charges	1,368	—
Acquisition-related charges	2,808	3,113
Certain expenses associated with product recalls	—	3,431
Depreciation expense not included in adjustments above	—	(532)

Total of non-GAAP adjustments	125,142	155,925

Adjusted EBITDA	$166,346	$138,948

A-1

☐	¢

PROXY CARD

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

311 ENTERPRISE DRIVE

PLAINSBORO, NEW JERSEY 08536

PROXY - Annual Meeting of Stockholders - Tuesday, May 20, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter J. Arduini and John B. Henneman, III as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation (the “Company”) held of record by the undersigned on March 31, 2014 at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 2014 or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2 AND 3; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES’ JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

May 20, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://investor.integralife.com/financials.cfm

Your vote is very important to us.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 00003333333333330000 6	052014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

In their discretion, the Proxies are authorized, to the extent permitted by the rules of the Securities and Exchange Commission, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.		1.	The Election of Directors:
				FOR	AGAINST	ABSTAIN
			Peter J. Arduini	☐	☐	☐
			Keith Bradley	☐	☐	☐
			Richard E. Caruso	☐	☐	☐
			Stuart M. Essig	☐	☐	☐
			Barbara B. Hill	☐	☐	☐
			Lloyd W. Howell, Jr.	☐	☐	☐
			Donald E. Morel, Jr.	☐	☐	☐
			Raymond G. Murphy	☐	☐	☐
			Christian S. Schade	☐	☐	☐
			James M. Sullivan	☐	☐	☐
		2.	The Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2014;	☐	☐	☐
		3.	A non-binding resolution to approve the compensation of our named executive officers.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢